Exhibit 10.11

LEASE AGREEMENT

By and Between

VIA VERDE VENTURE, LLC,

a Delaware limited liability company

(“Landlord”)

and

SYPRIS DATA SYSTEMS, INC.,

a Delaware corporation

(“Tenant”)

September 24, 2003

LEASE AGREEMENT

WITNESSETH:

THIS LEASE AGREEMENT, (this “Lease”) is made and entered into as of September 24, 2003 by and between VIA VERDE VENTURE, LLC, a Delaware limited liability company (“Landlord”) and SYPRIS DATA SYSTEMS, INC., a Delaware corporation (“Tenant”).

ARTICLE 1.

PREMISES

1.1 Subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises (the “Premises”), outlined on Exhibit B to this Lease, comprised of the ground floor containing 26,308 rentable square feet of the building commonly known as 160 East Via Verde, San Dimas, California (the “Building”). Tenant shall also have the right to ingress and egress thereto and therefrom as provided in Article 44. The land described on Exhibit A to this Lease and all improvements thereon and appurtenances on that land thereto, including, but not limited to, the Building, two other office buildings, access roadways, and all other related areas, shall be collectively hereinafter referred to as the “Project.” The buildings in the Project other than the Building are sometimes referred to herein as the “Other Buildings.”

1.2 Notwithstanding anything to the contrary in this Lease, the recital of the rentable area set forth above is for descriptive purposes only. The inaccuracy of such recital shall create no right to terminate this Lease and neither Landlord nor Tenant shall receive any adjustment or rebate of any Base Rent or Additional Rent (as hereinafter defined) payable under this Lease if that recital is incorrect. Tenant has inspected the Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Rent and Additional Rent set forth in this Lease in consideration for the use and occupancy of that space, regardless of the actual number of square feet contained therein. For purposes of this Lease, (1) “rentable area” and “usable area” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996) (the “Measurement Standard”); (2) “rentable square feet” and “rentable footage” shall have the same meaning as the term “rentable area;” and (3) “usable square feet” and “usable square footage” shall have the same meaning as the term “usable area.”

ARTICLE 2.

TERM AND CONDITION OF PREMISES

2.1 The term of this Lease (the “Term”) shall commence on February 1, 2004 (the “Commencement Date”) and end on January 31, 2015 (the “Expiration Date”) unless sooner terminated (the “Termination Date”) as hereinafter provided. Notwithstanding the foregoing, if Landlord’s Work (as hereinafter defined) has not been substantially completed by February 1, 2004 for any reason other than a Tenant Delay (as defined in Exhibit C), then the Commencement Date shall be postponed until the date of substantial completion. In that event, the Expiration Date shall be eleven (11) years after the Commencement Date. Landlord’s Work shall be deemed substantially completed upon issuance of a temporary or permanent Certificate of Occupancy by the local building authority (or such other evidence of the authorization to occupy the Premises as is customarily given by the City of San Dimas), notwithstanding that minor or unsubstantial details or construction, mechanical adjustment or decoration remains to be performed; provided such details or adjustments do not prevent Tenant from occupying the Premises and conducting its business therein. The Commencement Date of this Lease and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alteration in the Premises not required to be performed by Landlord. In the event the Term shall commence on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated on the basis of a thirty (30) day month.

2.2 Landlord shall perform the construction work as provided in Exhibit C hereto (“Landlord’s Work”). Except for Landlord’s Work, Landlord has no obligation to construct improvements in the Premises.

2.3 Tenant shall give Landlord written notice of any incomplete work, unsatisfactory conditions or defects (the “Punch List Items”) which were part of Landlord’s Work in the Premises within thirty (30) days after the Commencement Date and Landlord shall, at its sole expense and using its commercially reasonable efforts, complete said work and/or remedy such unsatisfactory conditions or defects as soon as possible. The existence of any incomplete work, unsatisfactory conditions or defects as aforesaid shall not affect the Commencement Date or the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder. If Landlord does not complete those Punch List Items within ninety (90) days after the Commencement Date, such failure is not due to any Force Majeure Event and Landlord is not diligently attempting to complete the Punch List Items, then Tenant may give Landlord notice that Tenant intends to correct the remaining Punch List Items (the “Correction Notice”). If Landlord does not commence the completion of the Punch List Items within five (5) business days after that Correction Notice and diligently pursue that completion thereafter (subject to Force Majeure Events), then Tenant may undertake the completion of the Punch List Items; provided that Tenant shall use the Contractor and subcontractors who initially performed Landlord’s Work. If Tenant so proceeds with correcting the Punch List Items, and Landlord does not reimburse Tenant for Tenant’s reasonable out-of-pocket costs to complete the Punch List Items within thirty (30) days after Tenant’s written request accompanied by reasonable evidence of the costs incurred, then Tenant may seek to have its entitlement to reimbursement under this Section 2.3 resolved by arbitration pursuant to Article 12. If Tenant is the prevailing party in that arbitration and Landlord does not pay the amount determined by the arbitration to be due Tenant for reimbursement under this Section 2.3 within thirty (30) days after the final determination by that arbitration, the Tenant may offset that amount against Base Rent next coming due under this Lease.

2.4 Subject to completion of the Punch List Items, the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at the time possession was taken by Tenant. Notwithstanding the foregoing, in the event Tenant gives Landlord written notice within one (1) year after the Commencement Date of any latent defects in Landlord’s Work that affect Tenant’s use of the Premises, Landlord shall cause such latent defects to be corrected at Landlord’s or its contractor’s cost as soon as reasonable possible after receipt of that notice from Tenant. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the land upon which the Building is constructed, or any other matter or thing affecting or related to the Building or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

2.5 Tenant shall be permitted to enter into and occupy the Premises prior to the Commencement Date, without the obligation for payment of rent; provided that (a) Tenant shall not interfere with Landlord’s construction of the Landlord’s Work, (b) Tenant first provides Landlord with all insurance required by the terms of this Lease, (c) all construction by Tenant shall be performed in accordance with the terms of this Lease, including without limitation Article 15, (d) Tenant has coordinated its schedule of early entry with Landlord to Landlord’s reasonable satisfaction, and (e) Tenant has obtained any necessary approvals from any governmental authorities of that early occupancy.

2.6 Tenant shall have the one-time right to terminate this Lease effective as of the date (the “Early Termination Date”) that is sixty-six (66) months after the Commencement Date upon satisfaction of each of the conditions set forth in this Section 2.4. If Tenant wishes to exercise its right to terminate this Lease, Tenant must (1) deliver written notice to Landlord by no later than the date (the “Termination Notice Date”) that is 57 months after the Commencement Date of its election to terminate; and (2) pay to Landlord in cash on or before the date that is sixty-five (65) months after the Commencement Date an amount equal to the Termination Fee (as defined below). As used herein, the term “Termination Fee” means the unamortized portion, calculated on a straight line basis with no interest rate cost factor (i.e., one-half of the sum of: (i) that portion of the Tenant Improvement Allowance actually disbursed by Landlord pursuant to the Tenant Work Letter, (ii) the value of the free Base Rent (i.e.,

$236,745.00), and (iii) the amount of all commissions paid by Landlord in order to procure this Lease (i.e., $342,109.23). If Tenant exercises its termination right in accordance with the terms of this Section 2.4, the Early Termination Date shall thereafter be deemed the effective termination date for all purposes under this Lease and Tenant shall vacate the Premises prior to the Early Termination Date and shall comply with all terms of this Lease with respect to the condition of the Premises as of the Expiration Date and the terms of surrender thereof. The rights of Tenant under this Section 2.4 shall be personal to the named Tenant hereunder and any assignee of Tenant’s interest in this Lease consented to by Landlord pursuant to Article 18 or as to which Landlord’s consent is not required pursuant to Article 18.

ARTICLE 3.

USE, NUISANCE, OR HAZARD

3.1 The Premises shall be used and occupied by Tenant solely for administrative offices, engineering and testing with light repair and assembly of specialized equipment; provided that the light assembly is an accessory use to the administrative office and engineering function and that deliveries to and from the Premises are by means of small trucks (i.e., UPS-type trucks) only (collectively, the “Stated Use”) and for any other legally permitted uses unless expressly prohibited hereby.

3.2 Tenant shall not use, occupy, or permit the use or occupancy of the Premises for any purpose which is illegal or dangerous; permit any public or private nuisance; do or permit any act or thing which may disturb the quiet enjoyment of any other tenant of the Project; keep any substance or carry on or permit any operation which introduces offensive odors or conditions into other portions of the Project, use any apparatus which make undue noise or set up vibrations in or about the Project; permit anything to be done which would increase the premiums paid by Landlord for fire and extended coverage insurance on the Project or its contents (unless Tenant pays the entire amount of that increase within ten (10) business days after demand from Landlord) or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents; or permit anything to be done which is prohibited by or which shall in any way conflict with any law, statute, ordinance, or governmental rule, regulation or covenants, conditions and restrictions affecting the Project, including without limitation the CC&R’s (as defined below) now or hereinafter in force, except as the CC&R’s may be limited as provided below in Section 3.3. Without limiting the generality of the foregoing, (a) Tenant shall not be open to the public (i.e., to persons other than employees) in the Premises later than 10:00 p.m. or earlier than 6:00 a.m. without the prior approval of the Development Plan Review Board of the City of San Dimas, California, to operate during those hours, and (b) Significant Notice and Nuisance Generating Activities (as defined below) by Tenant are prohibited between the hours of 10:00 p.m. and 7:00 a.m. Monday through Friday, and the hours of 9:00 p.m. to 8:00 a.m., Saturday and Sunday. As used herein, the term “Significant Notice and Nuisance Generating Activities” shall mean landscape maintenance activity, trash collection and parking lot cleaning, car alarms and horns, diesel truck engines, operation of heavy equipment for non-emergency purposes, and delivery or loading truck noises. Should Tenant do any of the foregoing without the prior written consent of Landlord, and the same is not cured within ten (10) business days after notice from Landlord (which ten (10) business day period shall be subject to extension if the nature of the breach is such that it is not possible to cure the same within such ten (10) business day period so long as the Tenant commences the cure of such breach within such ten (10) business day period and diligently prosecutes the same to completion) it shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder.

3.3 The ownership, operation, maintenance and use of the Project shall be subject to certain conditions and restrictions contained in an instrument (“CC&R’s”) recorded or to be recorded against title to the Project. Tenant agrees that regardless of when those CC&R’s are so recorded, this Lease and all provisions hereof shall be subject and subordinate thereto, except as provided below in this Section 3.3, except as provided below in this Section 3.3. Tenant has received and approved a form of First Amended and Restated Declaration of Restrictions for Via Verde Corporate Plaza (the “CC&R Amendment”) and agrees that this Lease and all provisions hereof shall be subject and subordinate thereto upon its recording, except as provided below in this Section 3.3. Accordingly, as a consequence of that subordination, during any period in which the entire Project is not owned by Landlord, (a) the portion of Operating Expenses and Taxes (each as defined below) for the Common Areas shall be allocated among the owners of the Project as provided in the CC&R’s, and (b) the CC&R’s shall govern the maintenance and insuring of the portions of the Project not owned by Landlord to the extent consistent herewith. Tenant shall, promptly upon request of Landlord, sign all documents reasonably required to carry out the foregoing into effect. No modification of the CC&R’s that materially impacts use of the Premises for the Stated Use or Tenant’s other rights and responsibilities under this Lease without Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed by Tenant, shall be binding on Tenant. Landlord agrees to comply with the terms of the CC&R’s. The amounts payable by Landlord under the CC&R’s with respect to any working capital and contingency fund shall be excluded from Operating Expenses, except to the extent the amounts paid into that fund are otherwise amounts the expenditure of which would be an Operating Expense under the terms of this Lease. Neither the term “New Rules” as used in Section 5.1(a)(viii) of this Lease nor the subordination described in Section 30.1 of this Lease shall include any modification to the CC&R’s or any similar non-governmental rule established by Landlord, that materially impacts use of the Premises for the Stated Use or Tenant’s other rights and responsibilities under this Lease without Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed by Tenant. Without limiting the terms of this Lease, the provisions of Section 9.4 and 9.9 of the CC&R Amendment shall not apply to Tenant.

ARTICLE 4.

RENT

4.1 Tenant hereby agrees to pay Landlord a base annual rental (the “Base Rent”) as follows subject to recalculation as provided in Section 1.2:

(a) As an inducement to Tenant entering into this Lease, Base Rent in the amount of $39,462.00 per month shall be abated for the first six (6) months after the Commencement Date (the “Rent Abatement Period”) and Tenant shall receive a rent credit in the amount of the actual cost to Tenant for electrical power during the Rent Abatement Period, which shall be applied against Base Rent first coming due after the Rent Abatement Period; provided that if Landlord is submetering electrical service to the Premises, then in lieu of that rent credit, Landlord shall not charge Tenant for electrical service to the Premises during the Rent Abatement Period. Landlord and Tenant agree for tax reporting purposes that none of the Base Rent due in periods in which the Base Rent is not being abated shall be allocated to any other period unless required by applicable law.

(b) Commencing on the first day after expiration of the Rent Abatement Period and continuing through and including the last day of the twenty-fourth (24th) month of the Term, the Base Rent shall be $1.50 per rentable square foot per month.

(c) Commencing on the first day of the twenty-fifth (25th) month of the Term and continuing through and including the last day of the forty-eighth (48th) month of the Term, the Base Rent shall be $1.55 per rentable square foot per month.

(d) Commencing on the first day of the forty-ninth (49th) month of the Term and continuing through and including the last day of the seventy-second (72nd) month of the Term, the Base Rent shall be $1.60 per rentable square foot per month.

(e) Commencing on the first day of the seventy-third (73rd) month of the Term and continuing through and including the last day of the ninety-sixth (96th) month of the Term, the Base Rent shall be $1.65 per rentable square foot per month.

(f) Commencing on the first day of the ninety-seventh (97th) month of the Term and continuing through and including the last day of the one-hundred twentieth (120th) month of the Term, the Base Rent shall be $1.70 per rentable square foot per month.

(g) Commencing on the first day of the one hundred twenty-first (121st) month of the Term and continuing through the remainder of the initial Term hereof, the Base Rent shall be $1.75 per rentable square foot per month.

For purposes of rent adjustment under the Lease, the number of months is measured from the Commencement Date. Each monthly installment (the “Monthly Rent”) shall be payable in advance by check or by money order on or before the first day of each calendar month. In addition to the Base Rent, Tenant also agrees to pay Tenant’s Share of increases in the Operating Expenses and Taxes (each as hereinafter defined), and any and all other sums of money as shall become due and payable by Tenant as hereinafter set forth, all of which shall constitute additional rent under this Lease (the “Additional Rent”). The Monthly Rent and the Additional Rent are sometimes hereinafter collectively called “Rent” and shall be paid when due in lawful money of the United States without demand, deduction, abatement, or offset to c/o Unire Real Estate Group, Inc., 10 Pointe Drive, Suite 150, Brea, California 92821 or as Landlord may designate from time to time. Landlord expressly reserves the right to apply any payment received to Base Rent or any other items of Rent that are not paid by Tenant.

4.2 In the event any Monthly or Additional Rent or other amount payable by Tenant hereunder is not paid within ten (10) days after its due date, Tenant shall pay to Landlord a late charge (the “Late Charge”), as Additional Rent, in an amount of four percent (4%) of the amount of such late payment. Failure to pay any Late Charge shall be deemed a Monetary Default (as hereinafter defined). Provision for the Late Charge shall be in addition to all other rights and remedies available to Landlord hereunder, at law or in equity, and shall not be construed as liquidated damages or limiting Landlord’s remedies in any manner. Failure to charge or collect such Late Charge in connection with any one (1) or more such late payments shall not constitute a waiver of Landlord’s right to charge and collect such Late Charges in connection with any other similar or like late payments. Notwithstanding the foregoing provisions of this Section 4.2, the 4% Late Charge shall not be imposed with respect to the first late payment in the twelve (12) months following the Commencement Date or with respect to the first late payment in any succeeding twelve (12) month period during the Term unless the applicable payment due from Tenant is not received by Landlord within ten (10) days following written notice from Landlord that such payment was not received when due. Following the first such written notice from Landlord in the twelve (12) months following the Commencement Date falls and the first such written notice in any succeeding twelve (12) month period during the Term (but regardless of whether such payment has been received within such ten (10) day period), the Late Charge will be imposed without notice for any subsequent payment due from Tenant during such applicable twelve (12) month period which is not received within ten (10) days after its due date.

4.3 Simultaneously with the execution hereof, Tenant shall deliver to Landlord (i) the sum of $39,457.50 as payment of the first of Monthly Rent due hereunder and (ii) an amount equal to $39,457.50 to be held by Landlord as security for Tenant’s faithful performance of all of the terms, covenants, conditions, and obligations required to be performed by Tenant hereunder (the “Security Deposit”). After an Event of Default by Tenant, Landlord may, from time to time and without prejudice to any other remedy, apply the Security Deposit to the extent necessary to (a) make good any arrears of Rent; (b) pay any sums owed to Landlord by Tenant; (c) pay for any damage, injury, expense, or liability sustained by Landlord as a result of any Event of Default, including, but not limited to, any damages or deficiencies incurred in the reletting of the Premises, regardless of whether the accrual of such damages or deficiencies occurs before or after an eviction; and (d) pay for the reasonable costs of cleaning the Premises following termination if Tenant has failed to perform such cleaning as required by this Lease. Should Landlord use all or any portion of the Security Deposit to cure any Event of Default by Tenant, Tenant shall be required to replace and replenish all or any portion of the Security Deposit within ten (10) days of demand therefor and Tenant’s failure to replace and replenish all or any portion of the Security Deposit within said time shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder. The Security Deposit shall not be considered an advance payment of Rent nor a measure of Landlord’s damages in case of an Event of Default by Tenant. Landlord shall not be required to account separately for the Security Deposit and may commingle same with any of Landlord’s funds. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit.

4.4 If the Term commences on a date other than the first day of a calendar month or expires or terminates on a date other than the last day of a calendar month, the Rent for any such partial month shall be prorated to the actual number of days Tenant is in occupancy of the Premises for such partial month.

4.5 All Rents and any other amount payable by one party to the other hereunder, if not paid when due, shall bear interest from the date due until paid at a rate equal to the prime commercial rate established from time to time by Bank of America (the “Prime Rate”), plus two percent (2%) per annum; but not in excess of the maximum legal rate permitted by law. Failure to charge or collect such interest in connection with any one (1) or more delinquent payments shall not constitute a waiver of either party’s right to charge and collect such interest in connection with any other or similar or like delinquent payments.

4.6 If Tenant fails to make when due two (2) consecutive payments of Monthly Rent or makes two (2) consecutive payments of Monthly Rent which are returned to Landlord by Tenant’s financial institution for insufficient funds, Landlord may require, by giving written notice to Tenant, that all future payments of Rent shall be made in cashier’s check or by money order. The foregoing is in addition to any other remedy of Landlord hereunder, at law or in equity.

ARTICLE 5.

RENT ADJUSTMENT

5.1 Definitions.

(a) “Operating Expenses”, as said term is used herein, shall mean all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, or maintenance of the Project; provided that in no event shall any costs of the ownership, operation or maintenance of the Other Buildings be included in Operating Expenses. Operating Expenses shall be computed in accordance with generally accepted real estate practices, consistently applied, and shall include, but not be limited to, the items as listed below:

(i) Wages, salaries, and any and all taxes, insurance and benefits of the Building manager and any clerical, maintenance, or other management employees directly associated with the operation of the Building;

(ii) All expenses for the Building management office including rent, office supplies, and materials therefor; provided that rental may only be included for an on-site management office and that rent shall not exceed the rent on 500 square feet of that management office;

(iii) All supplies, materials, and tools directly associated with the operation, maintenance or repair of the Project (excluding the Other Buildings);

(iv) All costs incurred in connection with the operation, maintenance, and repair of the Project (excluding the Other Buildings) including, but not limited to, the following: elevators; heating, ventilating and air conditioning systems; security; cleaning and janitorial; parking lot and landscape; window washing; building painting; and license, permit and inspection fees, but in each event subject to the limitations on inclusion of the cost of capital improvements as provided in this Section 5.1.

(v) Costs of water, pure water, sewer, electric, and any other utility charges;

(vi) Costs of casualty, rental interruption, and liability insurance, and any deductibles payable thereunder;

(vii) The cost of any capital improvements made to the Project (excluding the Other Buildings) by Landlord after the date of this Lease which are or may be required, by any law, ordinance, rule, regulation or otherwise that was not applicable or in effect at the Commencement Date (“New Rules”), including, but not limited to, New Rules under the Americans with Disabilities Act of 1990 (“the Americans with Disabilities Act”), amortized over the period of such improvement’s useful life as Landlord shall reasonably determine, together with interest on the unamortized balance at a rate equal to the Prime Rate in effect at the time the cost is incurred plus one percent (1%);

(viii) The cost of any labor or energy saving device or other equipment installed by Landlord which improves the operating efficiency of any system within the Project (excluding the Other Buildings) and thereby reduces Operating Expenses as set forth below. Landlord may add to Operating Expenses in each Lease Year during the useful life of such device or equipment an amount equal to the annual amortization allowance of the cost of such device or equipment as determined in accordance with generally accepted real estate practices, consistently applied, together with interest on the unamortized balance thereof, provided, however, that the amount of such allowance and interest shall not exceed the annual cost or expense reduction attributed by Landlord to such device or equipment; and

(ix) legal, accounting, inspection, and consultation fees incurred in connection with the operation of the Project (excluding the Other Buildings).

Expressly excluded from Operating Expenses are the following items:

(x) Advertising and leasing commissions;

(xi) Repairs, restoration and other expenses paid for by the proceeds of any insurance policies (or which would have been paid by such proceeds if Landlord had maintained the insurance Landlord is required to maintain under this Lease) or amounts otherwise reimbursed to Landlord or paid by any other source (other than by tenants paying their share of Operating Expenses);

(xii) Principal, interest, and other costs incurred in connection with financing the Project or ground lease rental or depreciation;

(xiii) The cost of special services to tenants (including Tenant) for which a special charge is made;

(xiv) The costs of repair of casualty damage or for restoration following condemnation to the extent covered by insurance proceeds (or which would have been paid by such proceeds if Landlord had maintained the insurance Landlord is required to maintain under this Lease) or condemnation awards;

(xv) The costs of any capital expenditures except as expressly permitted to be included in Operating Expenses as provided under clauses (vi), (vii) and (viii) above;

(xvi) The costs, including permit, license and inspection costs and supervision fees, incurred with respect to the installation of tenant improvements within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space within the Project or promotional or other costs in order to market space to potential tenants;

(xvii) The legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) (a) due to the bad faith or other tortious violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project; (b) due to a final determination by a court of competent jurisdiction (including arbitration) that Landlord has breached a lease; or (c) in connection with any other dispute involving or arising out of any alleged breach of any lease between Landlord and any other tenant, except to the extent the dispute relates to the Landlord’s good faith enforcement of that lease for the benefit of other tenants;

(xviii) The costs arising from the presence of any Hazardous Materials which (a) existed on the Property as of the Commencement Date, and/or (b) were placed within, upon or beneath the Project by Landlord or any other tenant, or other respective employees, agents, contractors, assignees, licensees, invitees, or subtenants;

(xix) The attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;

(xx) The expenses in connection with services or other benefits which are not available to Tenant;

(xxi) The overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis;

(xxii) The costs arising from Landlord’s charitable or political contributions;

(xxiii) The costs (other than ordinary maintenance and insurance) for sculpture, paintings and other objects of art;

(xxiv) The interest and penalties resulting from Landlord’s failure to pay any items of Operating Expense when due;

(xxv) The Landlord’s general corporate overhead and general and administrative expenses, costs of entertainment, dining, automobiles or travel for Landlord’s employees, and costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in the operation of the Project, disputes of Landlord with management, or outside fees paid in connection with disputes with other Project tenants or occupants (except to the extent such dispute is based on Landlord’s good faith efforts to benefit Tenant or meet Landlord’s obligations under this Lease);

(xxvi) The costs arising from the gross negligence or willful misconduct or from any bad faith contractual breach of Landlord or due to a final determination by a court of competent jurisdiction (including arbitration) that Landlord has breached a lease;

(xxvii) The offsite management office rental;

(xxviii) The costs of correction of latent defects in the Project to the extent covered by warranties;

(xxix) The costs of Landlord’s membership in professional organizations (such as, by way of example and without limitation, BOMA) in excess of $2,500.00 per year;

(xxx) The costs of earthquake insurance unless earthquake insurance is maintained as an item of Operating Expenses in the Base Year;

(xxxi) an allocable portion of the salaries, wages or other compensation paid to employees of any property management organization being paid a fee by Landlord for its services or to any employees of Landlord who are not assigned to the operation, management, maintenance or repair of the Building on a full-time basis, representing that portion of such personnel’s time devoted to projects other than the Building;

(xxxii) Contributions to operating expense reserves;

(xxxiii) Bad debts loss, rent loss, or reserves for either;

(xxxiv) Costs, expenses or expenditures relating to the duties, obligations of other tenants in the Building;

(xxxv) Costs of compliance, fines or penalties incurred by Landlord due to violations of or non-compliance with any applicable governmental rule, regulation or authority;

(xxxvi) Lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure that is otherwise excluded from Operating Expenses under this Section 5.1 if the equipment were purchased, except for rentals for temporary use in the maintenance and operation of the Building, and any late fees, penalties, interest charges or similar fees incurred by Landlord in connection with the same;

(xxxvii) Amounts paid as ground rental;

(xxxviii) Insurance premiums for increased premiums due to acts or omissions of other tenants of the Building causing increased risk to the Building; and

(xxxix) Costs of electrical service to any space other than Common Areas.

(b) “Taxes” shall mean all ad valorem taxes, personal property taxes, and all other taxes, assessments, embellishments, use and occupancy taxes, transit taxes, water, sewer and pure water charges not included in Section 5.1.(a)(v) above, excises, levies, license fees or taxes, and all other similar charges, levies, penalties, or taxes, if any, which are levied, assessed, or imposed, by any Federal, State, county, or municipal authority, whether by taxing districts or authorities presently in existence or by others subsequently created, upon, or due and payable in connection with, or a lien upon, all or any portion of the Project, the Building, or facilities used in connection therewith, and rentals or receipts therefrom and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in its definition of Taxes, and any costs and expenses of contesting the validity of same, less any refunds of such amounts or other reimbursements from any source, excluding any amounts otherwise expressly excluded from Operating Expenses, and less any federal or state tax levied upon the income of Landlord, its assignees or any other person receiving taxable income from the Premises or any substitute for such income tax.

(c) “Lease Year” shall mean the twelve (12) month period commencing January 1st and ending December 31st.

(d) “Tenant’s Building Percentage” shall mean Tenant’s percentage of the entire Building as determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Building, which is 53,795 square feet. For the purposes of this Section, Tenant’s Building Percentage is 48.9042%. If there is a change in the total Building Rentable Area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes. Landlord shall segregate Operating Expenses and Taxes into two (2) separate categories, one (1) such category, to be applicable only to Operating Expenses and Taxes incurred for the Building and the other category applicable to Operating Expenses and Taxes incurred for the Common Areas as a whole. Accordingly, two (2) Tenant’s Building Percentages shall apply, one (1) such Tenant’s Building Percentage shall be calculated by dividing the number of rentable square feet of the Premises by the total number of rentable square feet in the Building (“Tenant’s Building Only Percentage”), and the other Tenant’s Building Percentage to be calculated by dividing the number of rentable square feet of the Premises by the total number of rentable square feet of all buildings in the Project (“Tenant’s Common Area Building Percentage”). Consequently, any reference in this Lease to “Tenant’s Building Percentage” shall mean and refer to both Tenant’s Building Only Percentage and Tenant’s Common Area Building Percentage of Operating Expenses and Taxes.

(e) “Common Areas” shall mean those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, whether or not those areas are open to the general public, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas to be shared by Landlord and all tenants, and may include, without limitation, any parking facilities, fixtures, systems, signs, facilities, lakes, gardens, parks or other landscaping used in connection with the Project, and may include any city sidewalks adjacent to the Project, pedestrian walkway system, whether above or below grade, park or other facilities open to the general public and roadways, sidewalks, walkways, parkways, driveways, and landscape areas appurtenant to the Project.

(f) “Market Area” shall mean, collectively, the San Gabriel Valley.

(g) “Comparable Buildings” shall mean comparable Class ”A” office use buildings located in the Market Area.

(h) “Controllable Operating Expenses” shall mean actual Operating Expenses other than the cost of insurance and utilities.

(i) “First-Year Controllable Operating Expenses” shall mean the total amount of Controllable Operating Expenses incurred during the portion of the Term in calendar year 2004, adjusted pursuant to Section 5.6 and proportionally increased to reflect the partial year (i.e., annualized by (i) dividing the Controllable Operating Expenses (adjusted pursuant to Section 5.6) for the period (the “Measurement Period”) from the Commencement Date to December 31,

2004 by the number of days in the Measurement Period, and (ii) multiplying that per diem amount by 366) further adjusted to reflect any one-time payments made during 2004 that caused the Operating Expenses in the Measurement Period to be higher or lower than they otherwise would have been had that one-time payment been averaged over the entire 2004 calendar year.

(j) “Controllable Operating Expenses Cap” means the First Year Controllable Operating Expenses multiplied by the applicable “Growth Factor” set forth in the following schedule for such 12-month Lease Year:

Lease Year	Growth Factor
Calendar Year 2005	1.04
Calendar Year 2006	1.08
Calendar Year 2007	1.12
Calendar Year 2008	1.16
Calendar Year 2009	1.20
Calendar Year 2010	1.24
Calendar Year 2011	1.28
Calendar Year 2012	1.32
Calendar Year 2013	1.36
Calendar Year 2014	1.40
Calendar Year 2015	1.44

(k) “First-Year Taxes” shall mean the total amount of Taxes incurred during the portion of the Term in calendar year 2004, adjusted to include the additional assessed value of all improvements to the Building made with the Tenant Improvement Allowance, adjusted pursuant to Section 5.11 and proportionally increased to reflect the partial year (i.e., annualized by (i) dividing the Taxes (adjusted pursuant to Section 5.11) with respect to the period (the “Measurement Period”) from the Commencement Date to December 31, 2004 by the number of days in the Measurement Period, and (ii) multiplying that per diem amount by 366).

(l) “Taxes Cap” means the First-Year Taxes multiplied by the applicable “Growth Factor” set forth in the following schedule for such 12-month Lease Year:

Lease Year	Growth Factor
Calendar Year 2005	1.03
Calendar Year 2006	1.06
Calendar Year 2007	1.09
Calendar Year 2008	1.12
Calendar Year 2009	1.15
Calendar Year 2010	1.18
Calendar Year 2011	1.21
Calendar Year 2012	1.24
Calendar Year 2013	1.27
Calendar Year 2014	1.30
Calendar Year 2015	1.33

5.2 Subject to Section 5.13, in the event that the Operating Expenses of Landlord’s operation of the Project (excluding the Other Buildings) during any Lease Year of the Term shall exceed the Operating Expenses for the Project (excluding the Other Buildings) for the 2004 calendar year adjusted pursuant to Section 5.6 (the “Base Year”), Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share (as hereinafter defined) of the difference between the Operating Expenses for a particular Lease Year and the Base Year. “Tenant’s Share” shall be determined by multiplying any such difference between Operating Expenses for any Lease Year and the Base Year or pro rata portion thereof, respectively, by Tenant’s Building Percentage. Landlord shall, in advance of each Lease Year, reasonably estimate what

Tenant’s Share will be for such Lease Year based, in part, on Landlord’s operating budget for such Lease Year, and Tenant shall pay Tenant’s Share as so estimated each month (the “Monthly Escalation Payments”). The Monthly Escalation Payments shall be due and payable at the same time and in the same manner as the Monthly Rent. Base Year Operating Expenses shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but no limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, unusual conservation surcharges (above 5-year average surcharges), boycotts, or embargoes. In the event that the scope of coverage and the coverage limits of the insurance maintained by Landlord, the cost of which is included in Operating Expenses, materially changes after the Base Year, the cost of insurance during the Base Year shall be adjusted to what it would have been had that same level of coverage and limits been carried in the Base Year. Notwithstanding the foregoing, the actual coverage and limits maintained by The Prudential Insurance Company of America with respect to its portfolio of investment properties from time to time shall be deemed not to have materially changed from the Base Year notwithstanding that the coverage and limits may have actually changed.

5.3 Landlord shall, within one hundred fifty (150) days after the end of each Lease Year other than the Base Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Operating Expenses incurred during such Lease Year for the Project (excluding the Other Buildings) and such statement shall specify Operating Expenses by major line items and set forth a calculation of Tenant’s Share of increases in such Operating Expenses, subject to Section 5.13. Tenant shall pay Landlord, as Additional Rent, the excess of Tenant’s Share of Operating Expenses over the amount of Monthly Escalation Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement (except as provided in Section 5.4 below); similarly, Tenant shall receive a credit if Tenant’s Share is less than the amount of Monthly Escalation Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Escalation Payments to become due hereunder. If utilities, janitorial services or any other components of Operating Expenses increase or decrease during any Lease Year, Landlord may revise Monthly Escalation Payments due during such Lease Year by giving Tenant written notice to that effect; and thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Operating Expenses multiplied by Tenant’s Building Percentage divided by the number of months remaining in such Lease Year.

5.4 If, within sixty (60) days following Tenant’s receipt of the Operating Expense statement, neither party hereto delivers to the other party a notice referring in reasonable detail to one (1) or more errors in such statement, or a notice that Tenant will conduct or require an audit it shall be deemed conclusively that the information set forth in such statement is correct. Prior to commencing any audit, Tenant may request that Landlord provide additional reasonable detail as to the Operating Expenses included in that Operating Expense Statement. Tenant shall, however, be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit may be conducted during any Lease Year of the Term, (b) the records for each Lease Year may be audited only once, and (c) such audit is commenced within sixty (60) days following Tenant’s receipt of the applicable statement. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant’s duly authorized representative, at Tenant’s sole cost and expense, shall have the right, upon fifteen (15) days’ written notice to Landlord, to inspect Landlord’s books and records pertaining to Operating Expenses at the offices of Landlord or Landlord’s managing agent during ordinary business hours, provided that such audit must be conducted so as not to unreasonably interfere with Landlord’s business operations and must be reasonable as to scope and time. If Landlord disagrees with the results of Tenant’s audit, Landlord shall provide an audit of such books and records prepared by a nationally or regionally recognized certified public accounting firm of Landlord’s selection (the “Final Auditor”), prepared at Tenant’s expense, which shall be deemed to be conclusive for the purposes of this Lease. If actual Tenant’s Share of Operating Expenses are finally determined to have been overstated or understated by Landlord for any calendar year, then the parties shall within thirty (30) days thereafter make such adjustment payment or refund as is applicable, and if Tenant’s Share of actual Operating Expenses are determined to have been overstated by Landlord for any calendar year by in excess of five percent (5%), then Landlord shall pay the reasonable cost of Tenant’s audit and any Final Auditor. If Tenant’s share of Operating Expenses have been overstated or understated by Landlord for any calendar year (including any excess or shortfall in the amount of the Monthly Escalation Payments above or below the actual Tenant’s Share of Operating Expenses for that calendar year), then the amount of the excess of shortfall shall bear interest as follows: an amount equal to one twelfth of the excess or shortfall shall be deemed to be due the applicable party on the last day of each calendar month of the applicable calendar year. For example, if the total amount of the Monthly Escalation Payments exceeds the actual Tenant’s Share of Operating Expenses by $12,000, an amount equal to $1,000 shall be deemed to have been due from Landlord to Tenant on the last day of each month of the applicable calendar year. Interest on that excess or shortfall shall be payable by Landlord to Tenant in the case of excess amounts and from Tenant to Landlord in the case of shortfall amounts from the date each amount is deemed due until paid at an annual interest rate equal to the Prime Rate. Continuing with the preceding example, the $1,000 amount allocable to January of the applicable year shall bear interest from the last day of January of the applicable year until paid. Similarly, the excess amount of $1,000 allocable to December of the applicable year, shall bear interest from the last day of December of the applicable year until paid. Notwithstanding the foregoing, if the Final Auditor making the determination of the amount of Operating Expenses pursuant to an audit under this Section 5.4 expressly finds that Landlord willfully overstated the Operating Expenses, the portion of the amount due Tenant that bears the same proportion that the willfully misstated Operating Expenses bears to the total Operating Expenses shall instead bear interest at an annual interest rate equal to the Prime Rate plus 2%.

5.5 If the Expiration Date or Termination Date under this Lease does not fall on December 31 of any given year, then: (i) the period commencing on the January 1 immediately preceding said Expiration Date or Termination Date and continuing through, to and, including said Expiration Date or Termination Date shall be referred to in this Lease as the “Last Partial Year” and (ii) Tenant’s Share of Operating Expenses for the Last Partial Year shall be, calculated by proportionately reducing the Base Year Operating Expenses to reflect the number of calendar months in said Last Partial Year (the “Adjusted Base Operating Expenses”). The Adjusted Base Operating Expenses shall then be compared with the actual Operating Expenses for said Last Partial Year to determine the amount of any increases or decreases in the actual Operating Expenses for said Last Partial Year over the Adjusted Base Operating Expenses. Tenant shall pay its Tenant’s Share of any such increases within thirty (30) days following the receipt of a final statement or, as applicable, Landlord shall refund any overpayment concurrently with delivery of such final statement.

5.6 If the occupancy of the Building during any part of any Lease Year (including the Base Year) is less than 100%, Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, using generally accepted management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been 100% occupied. This amount shall be considered to have been the amount of Operating Expenses for that Lease Year. For purposes of this Section 5.6, “variable components” include only those component expenses that are affected by variations in occupancy levels.

5.7 Subject to Section 5.14, in the event that the Taxes during any Lease Year of the Term shall exceed the Taxes for the Project for the Base Year, Tenant shall pay to Landlord, as Additional Rent, “Tenant’s Share” (as hereinafter defined) of the difference between the Taxes for a particular Lease Year and the Base Year. “Tenant’s Share” shall be determined by multiplying any such difference between Taxes for any Lease Year and the Base Year or pro rata portion thereof, respectively, by Tenant’s Building Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Share will be for such Lease Year and Tenant shall pay Tenant’s Share as so estimated each month (the “Monthly Tax Payments”). The Monthly Tax Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

5.8 Landlord shall, within one hundred fifty (150) days after the end of each Lease Year other than the Base Year, or as soon thereafter as reasonably possible, provide Tenant with an itemized written statement of the actual Taxes incurred during such Lease Year for the Project (excluding the Other Buildings) and such statement shall set forth Tenant’s Share of such Taxes. Tenant shall pay Landlord, as Additional Rent, the excess of Tenant’s Share of any increases in Taxes over the amount of Monthly Tax Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement; similarly, Tenant shall receive a credit if

Tenant’s Share is less than the amount of Monthly Tax Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Tax Payments to become due hereunder. If Taxes increase or decrease during any Lease Year, Landlord may revise Monthly Tax Payments due during such Lease Year by giving Tenant written notice to that effect; and, thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Taxes multiplied by Tenant’s Building Percentage divided by the number of months remaining in such Lease Year.

5.9 If, within sixty (60) days following receipt of the Taxes statement or that Tenant shall conduct or require an audit, neither party hereto delivers to the other party a notice referring in reasonable detail to one (1) or more errors in such statement or that Tenant shall conduct or require an audit, it shall be deemed conclusively that the information set forth in such statement is correct. Tenant shall, however, be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit may be conducted during any Lease Year of the Term; (b) the records for each Lease Year may be audited only once, and (c) such audit is commenced within sixty (60) days following Tenant’s receipt of the applicable statement. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant’s duly authorized representative, at Tenant’s sole cost and expense, shall have the right, upon fifteen (15) days’ written notice to Landlord, to inspect Landlord’s books and records pertaining to Taxes at the offices of Landlord or Landlord’s managing agent during ordinary business hours, provided that such audit must be conducted so as not to unreasonably interfere with Landlord’s business operations and must be reasonable as to scope and time. If Landlord disagrees with the results of Tenant’s audit, Landlord shall provide an audit of such books and records prepared by a certified public accountant of Landlord’s selection, prepared at Tenant’s expense, which shall be deemed to be conclusive for the purposes of this Lease. If Tenant’s Share of actual Taxes are determined to have been overstated or understated by Landlord for any calendar year, then the parties shall within thirty (30) days thereafter make such adjustment payment or refund as is applicable. If Tenant’s Share of actual Taxes is determined to have been overstated by Landlord for any calendar year by an excess of five percent (5%), then Landlord shall pay the reasonable cost of Tenant’s audit and any Final Auditor; provided that there shall be excluded from that five percent (5%) threshold any changes in Taxes resulting from the contest of such Taxes or an assessment of the Building or any error made by the tax assessor. Despite any other provision of this Article 5, Landlord may adjust Operating Expenses and/or Taxes and submit a corrected statement to account for Taxes or other government public-sector charges (including utility charges) that are for that given year but that were first billed to Landlord after the date that is ten (10) business days before the date on which the statement was furnished.

5.10 Tenant’s Share of Taxes for the Last Partial Year, if any, shall be calculated by proportionately reducing the Base Year Taxes to reflect the number of calendar months in said Last Partial Year (the “Adjusted Base Taxes”). The Adjusted Base Taxes shall then be compared with the actual Taxes for said Last Partial Year to determine the amount of any increases or decreases in the actual Taxes for such Last Partial Year over the Adjusted Base Taxes Tenant shall pay its Tenant’s Share of any such increases within thirty (30) days following the receipt of a final statement or, as applicable, Landlord shall refund any overpayment concurrently with delivery of such final statement.

5.11 If the Taxes for the Base Year or any Lease Year are changed as a result of protest, appeal or other action taken by a taxing authority, the Taxes as so changed (the “Revised Taxes”) shall be deemed the Taxes for such Lease Year or Base Year, as applicable. If in any year the Building is less than 100% occupied, the elements of Taxes which vary depending upon the occupancy of the Building (e.g., Taxes attributable to the build out of leasable floor area), shall be adjusted to reflect such amount as would have been incurred had the Building been at least 100% occupied during such year. Any expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Lease Year in which those expenses are paid. Landlord shall have the exclusive right to conduct such contests, protests and appeals of the Taxes as Landlord shall determine is appropriate in Landlord’s sole discretion; provided that not more often than once in any Lease Year, Tenant may request that Landlord appeal the Taxes, and Landlord agrees to undertake that appeal at Tenant’s sole cost and expense unless Landlord’s tax consultants advise Landlord against that appeal. If the Building is not reassessed to include the assessed value of the improvements being constructed by Tenant to the extent that the cost or value of those leasehold improvements do not exceed the Tenant Improvement Allowance, then the Taxes for the

Base Year shall be appropriately adjusted to reflect the additional Taxes that would have been payable in the Base Year had that reassessment been made.

5.12 Tenant’s obligation with respect to Additional Rent and the payment of Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes shall survive the Expiration Date or Termination Date of this Lease and Landlord shall have the right to retain the Security Deposit, to the extent necessary, to secure payment of Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes for the final year of the Lease, or part thereof, during which Tenant was obligated to pay such expenses.

5.13 In the event that during any Lease Year during the initial eleven (11) year Term of this Lease, the Controllable Operating Expenses exceed the applicable Controllable Operating Expenses Cap, then (a) for purposes of calculating Tenant’s Share, Operating Expenses shall be deemed reduced by the amount by which Controllable Operating Expenses exceed the applicable Controlling Operating Expenses Cap, and (b) such excess may be carried over into the following Lease Years without interest for purposes of determining Tenant’s Share with respect to such following Lease Years by adding such excess to Controllable Operating Expenses for such following Lease Years.

5.14 In the event that during any Lease Year during the initial eleven (11) year Term of this Lease, the Taxes exceed the applicable Taxes Cap, then (a) for purposes of calculating Tenant’s Share, Taxes shall be deemed reduced by the amount by which Taxes exceed the applicable Taxes Cap, and (b) such excess may be carried over into the following Lease Years without interest for purposes of determining Tenant’s Share with respect to such following Lease Years by adding such excess to Taxes for such following Lease Years.

ARTICLE 6.

SERVICES TO BE PROVIDED BY LANDLORD

6.1 Subject to Articles 5 and 10 herein and Section 6.7, Landlord shall pay for and furnish to the Premises, the following services:

(a) Electrical facilities to furnish approximately 667 Kilowatts to the first floor of the Building.

(b) Basic janitorial service, as described more fully in Exhibit F, on a five (5) day week basis consistent with the services provided in Comparable Buildings. Carpet cleaning, except as provided in normal business services, shall be performed at Tenant’s request and at Tenants expense;

(c) Air conditioning and heating as reasonably required for comfortable use and occupancy under ordinary office conditions during the following periods (“Normal Business Hours”): 7:00 a.m. to 6:00 p.m., Mondays through Fridays, and 8:00 a.m. to 1:00 p.m., Saturdays, but not on Sundays or any legal holidays recognized by the United States Government. During other hours Landlord will provide such air conditioning and heating through Premises heat pump override system which shall be connected to the Building HVAC system. The cost for override or after-hours service per hour shall be Landlord’s actual costs of providing such after hour service including without limitation the reasonable allocation of supervision costs and depreciation with respect to such after hours’ usage and an administrative fee of five percent (5%), but excluding the cost of electricity paid for by Tenant pursuant to Section 6.7. Landlord agrees that such cost, depreciation and administrative fee shall not exceed $10.00 per hour during the Term of this Lease. The Buildings energy management system shall create an accurate invoice on a monthly basis and Landlord shall present that invoice to Tenant along with monthly rent statement. Within thirty (30) days of presentation of that invoice, Tenant shall pay Landlord for such service, in addition to Tenant’s rental obligation, as Additional Rent. Except as herein otherwise provided, Landlord shall in no event be required to supply central heating or air conditioning other than during Normal Business Hours;

(d) Replacement of all standard fluorescent bulbs in all areas and all incandescent bulbs in public areas, rest room areas, and stairwells and in the Premises. Routine maintenance and electric lighting service for all public areas of the Project in a manner and to the extent deemed by Landlord to be standard;

(e) Subject to provisions set forth below, Landlord shall at all times furnish the Premises with elevator service, and water for lavatory, lunchroom, coffee area and for Tenant’s reasonable commercial needs and drinking purposes in the Building core areas; and

(f) Landlord may impose reasonable charges for any utilities or services required to be provided by Landlord by reason of any substantial recurrent use of the Premises at any time other than Normal Business Hours. In connection with such after-hours electrical usage, Landlord may (but shall not be obligated to) install separate meters to measure such excess usage at Landlord’s expense.

6.2 Landlord shall not be liable for any loss or damage arising or alleged to arise in connection with the failure, stoppage, or interruption of any such services; nor shall the same be construed as an eviction of Tenant, work an abatement of Rent, entitle Tenant to any reduction in Rent, or relieve Tenant from the operation of any covenant or condition herein contained; it being further agreed that Landlord reserves the right to discontinue temporarily such services or any of them at such times as may be necessary by reason of repair or capital improvements performed within the Project, accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord. In the event of any such failure, stoppage or interruption of services, Landlord shall use reasonable diligence to have the same restored. Neither diminution nor shutting off of light or air or both, nor any other effect on the Project by any structure erected or condition now or hereafter existing on lands adjacent to the Project, shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord.

6.3 Landlord shall have the right to reduce heating, cooling, or lighting within the Premises and in the public area in the Building as required by any government mandatory fuel or energy-saving program.

6.4 Unless otherwise provided by Landlord, Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment of all telephone and facsimile services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telephone and facsimile services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telephone and facsimile services, including the establishment and connection thereof, at the rates charged for such services by said authority or utility; and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease. Landlord shall provide physical access to the Building for telecommunication providers in keeping with the general standards of physical access for such providers provided by Comparable Buildings.

6.5 Subject to Landlord’s prior approval, which shall not be unreasonably withheld, and to the capacity of the Building electrical system and structure, Tenant shall have the right to install in the Premises additional air conditioning units as required by the business requirements of Tenant for the Stated Use at Tenant’s sole cost and expense. Any such supplemental air conditioning units shall be separately metered at Tenant’s sole cost and expense and Tenant shall pay Landlord the entire cost of electrical service as evidenced by that separate meter.

6.6 Notwithstanding anything to the contrary in Section 6.2 or elsewhere in this Lease, if (a) Landlord fails to provide Tenant with the HVAC service, electrical service or any other utility service or elevator service described in Section 6.1, or Landlord enters the Premises and such entry interferes with Tenant’s reasonable use of the Premises (b) such failure or interference by Landlord’s entry is not due to any one or more Force Majeure Events or to an event covered by Article 19, (c) Tenant has given Landlord reasonably prompt written notice of such failure or that such entry by Landlord is unreasonably interfering with Tenant’s use of the Premises and (d) as a result of such failure or interference all or any part of the Premises are rendered untenantable (and, as a result, all or such part of the Premises are not used by Tenant during the applicable period) for more than five (5) consecutive business days, then Tenant shall be entitled to an abatement of Rent proportional to the extent to which the Premises are thereby rendered unusable by Tenant, commencing with the later of (i) the sixth business day during which such untenantability continues or (ii) the sixth business day after Landlord receives such notice from Tenant, until the Premises (or part thereof affected) are again usable or until Tenant again uses the Premises (or part thereof rendered unusable) in its business, whichever first occurs. The foregoing rental abatement shall be Tenant’s exclusive remedy therefor. Notwithstanding the foregoing, the provisions of Article 19 below and not the provisions of this subsection shall govern in the event of casualty damage to the Premises or Building and the provisions of Article 20 below and not the provisions of this subsection shall govern in the event of condemnation of all or a part of the Premises or Building.

6.7 Landlord shall use reasonable efforts to cause the electrical service for the Premises to be separately metered by the utility providing that service. If the electrical service is separately metered by the utility providing that service, Tenant shall obtain electrical service directly from that utility and pay all costs incurred in connection with that electrical service directly to that utility service provider. In the event that the electrical service cannot be separately metered by the providing utility, Landlord, at Landlord’s cost, shall install a submeter for electrical service to Premises and Tenant shall pay for all electrical service to the Premises based on invoices from Landlord provided from time to time, but not more often than monthly; provided that the charges by Landlord for electricity shall not exceed the cost therefor charged to Landlord by the utility service provider. Payments to Landlord for electrical service shall be due within ten (10) business days after delivery of a written invoice.

ARTICLE 7.

REPAIRS AND MAINTENANCE BY LANDLORD

7.1 Landlord shall provide for the refurbishment, repair, cleaning and maintenance of the public portions of the Project in keeping with the ordinary standard for Comparable Buildings as part of Operating Expenses. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except such repairs as may be required to the exterior walls, corridors, windows, roof, integrated Building utility and mechanical systems and other Base Building elements and other structural elements and equipment of the Project, and subject to Section 13.4, below, such additional maintenance as may be necessary because of the damage caused by persons other than Tenant, its agents, employees, licensees, or invitees.

7.2 Landlord or Landlord’s officers, agents, and representatives (subject to any security regulations imposed by any governmental authority and to Tenant’s reasonable security restraints (e.g., regarding classified work projects)) shall have the right to enter all parts of the Premises at all reasonable hours upon reasonable prior notice to Tenant (other than in an emergency, in which case Tenant shall be notified as soon as possible under the circumstances) to Tenant to inspect, clean, make repairs, alterations, and additions to the Project or the Premises which are provided for hereunder, to make repairs to adjoining spaces, to cure any Events of Default of Tenant hereunder that Landlord elects to cure pursuant to Section 22.5, below, to show the Premises to prospective tenants (during the final nine (9) months of the Term or at any time after the occurrence of an Event of Default that remains uncured), mortgagees or purchasers of the Building, or to provide any service which it is obligated or elects to furnish to Tenant; and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall have the right to enter the Premises at any time and by any reasonable and proportionate means in the case of an emergency that threatens the material and imminent injury to persons or property.

7.3 Except as otherwise expressly provided in this Lease, Tenant hereby waives all rights it would otherwise have under California Civil Code Sections 1932(1) and 1942(a) or any successor statutes to deduct repair costs from Rent and/or terminate this Lease as the result of any failure by Landlord to maintain or repair.

ARTICLE 8.

REPAIRS AND CARE OF PROJECT BY TENANT

8.1 If the Building, or any portion thereof, including but not limited to, the elevators, boilers, engines, pipes, and other apparatus, or members of elements of the Building (or any of them) used for the purpose of climate control of the Building or operating of the elevators, or of the water pipes, drainage pipes, electric lighting, or other equipment of the Building or the roof or outside walls of the Building and also the Premises improvements, including but not limited to, the carpet, wall coverings, doors, and woodwork, become damaged or are destroyed through the negligence, carelessness, or misuse of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building, or through it or them (other than the extent of ordinary and normal usage, wear and tear), then the reasonable cost of the necessary repairs, replacements, or alterations shall be borne by Tenant who shall pay the same to Landlord as Additional Rent within ten (10) days after demand, subject to Section 13.4 below. Landlord shall have the exclusive right, but not the obligation, to make any repairs necessitated by such damage.

8.2 Subject to Section 13.4 below, Tenant agrees, at its sole cost and expense, to repair or replace any damage or injury done to the Project, or any part thereof, caused by Tenant, Tenant’s agents, employees, licensees, or invitees which Landlord elects not to repair. Tenant shall not injure the Project or the Premises and shall maintain the elements of the Premises not to be maintained by Landlord pursuant to this Lease in a clean, attractive condition and in good repair, wear and tear excepted, provided that Tenant shall have no duty to leave the Premises in any condition that is materially improved beyond the condition of the Premises on the Commencement Date, reasonable wear and tear excepted. If Tenant fails to keep such elements of the Premises in such good order, condition, and repair as required hereunder to the reasonable satisfaction of Landlord, Landlord may restore the Premises to such good order and condition and make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or business by reason thereof, and within thirty (30) days after completion thereof and written demand therefor, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Premises to such good order and condition and of the making of such repairs, plus an additional charge of ten percent (10%) thereof. Tenant shall leave the Premises at the end of each business day in reasonably condition, consistent with the nature of Tenant’s business operations, for the purpose of allowing the performance of Landlord’s cleaning services. Upon the Expiration Date or the Termination Date, Tenant shall surrender and deliver up the Premises to Landlord in substantially the same condition in which it existed at the Commencement Date, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant. Upon the Expiration Date or the Termination Date, Landlord shall have the right to re-enter and take possession of the Premises.

8.3 Tenant may provide additional janitorial or cleaning services from time to time in the Premises as determined by Tenant with reasonable advanced notice to Landlord. Landlord at its sole cost may elect to provide supervision of those services.

ARTICLE 9.

TENANT’S EQUIPMENT AND INSTALLATIONS

9.1 If heat-generating machines or equipment, including telephone equipment, cause the temperature in the Premises, or any part thereof, to exceed the temperatures the Building’s air conditioning system would be able to maintain in such Premises were it not for such heat-generating equipment, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, including water, shall be paid by Tenant to Landlord within fifteen (15) days after demand by Landlord.

9.2 Except for desk or table-mounted typewriters, adding machines, office calculators, dictation equipment, personal computers, and other equipment consistent with the Stated Use, Tenant shall not install within the Premises any fixtures, equipment, facilities, or other improvements without the specific written consent of Landlord, subject to Article 15, below.

ARTICLE 10.

FORCE MAJEURE

10.1 It is understood and agreed that with respect to any service or other obligation to be furnished or obligations to be performed by either party that in no event shall either party be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such service or meet such obligation; or because of war or other emergency; or for any cause beyond the reasonable control with the party obligated for such performance; or for any cause due to any act or omission of the other party or its agents, employees, licensees, invitees, or any persons claiming by, through, or under the other party; or because of the failure of any public utility to furnish services; or because of order or regulation of any federal, state, county or municipal authority (collectively, “Force Majeure Events”), except to the extent that any Force Majeure Event is caused by the gross negligence, willful misconduct or material breach of this Lease of or by the obligated party. Nothing in this Section 10.1 shall limit or otherwise modify or waive either party’s obligation to pay amounts due to the other as and when due pursuant to the terms of this Lease.

ARTICLE 11.

CONSTRUCTION, MECHANICS’ AND MATERIALMAN’S LIENS

11.1 Tenant shall not suffer or permit any construction, mechanics’ or materialman’s lien to be filed against the Premises or any portion of the Project by reason of work, labor services, or materials supplied to Tenant. Nothing herein contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, for any contractor, subcontractor, laborer, or materialman to perform any labor or to furnish any materials or to make any specific improvement, alteration, or repair of or to the Premises or any portion of the Project; nor of giving Tenant any right, power, or authority to contract for, or permit the rendering of, any services or the furnishing of any materials that could give rise to the filing of any construction, mechanics’ or materialman’s lien against the Premises or any portion of the Project.

11.2 If any such construction, mechanics’ or materialman’s lien shall at any time be filed against the Premises or any portion of the Project as the result of any act or omission of Tenant, Tenant covenants that it shall, within twenty (20) days after Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law or which shall otherwise satisfy Landlord and Tenant’s causing the removal of a mechanic’s lien by means of bonding within that 20-day period shall be deemed to cure the default by Tenant of Section 11.1 in permitting the filing of that lien. If Tenant fails to take such action, Landlord, in addition to any other right or remedy it may have, may take such action as may be reasonably necessary to protect its interests. Any amounts paid by Landlord in connection with such action and all other expenses of Landlord incurred in connection therewith, including reasonable attorneys’ fees, court costs, and other necessary disbursements (but excluding attorneys’ fees, court costs and other litigation expenses incurred by Landlord in connection with an action against Tenant, which shall be governed by Article 25) shall be repaid by Tenant to Landlord within ten (10) business days after demand.

ARTICLE 12.

ARBITRATION

12.1 In the event that a dispute arises under Sections 2.3, 5.3 or 5.8 above, the same shall be submitted to arbitration in accordance with the provisions of applicable state law, if any, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations, and procedures from time to time in effect as promulgated by the American Arbitration Association (the “Association”). Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in the city wherein the Building is situated (or the nearest other city having an Association office). The arbitrator shall hear the parties and their evidence. The decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the court or a judge thereof may be served outside the state wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision, subject to the last sentence of this section. No arbitrable dispute shall be deemed to have arisen under this Lease (a) prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute, together with a description thereof sufficient for an understanding thereof, and (b) where Tenant disputes the amount of a Tenant payment required hereunder (e.g., Operating Expense excess under Section 5.3 hereof), prior to Tenant paying in full the amount billed by Landlord, including the disputed amount. The prevailing party in such arbitration shall be reimbursed for its expenses, including reasonable attorneys’ fees. Notwithstanding the foregoing, in no event shall this Article 12 affect or delay Landlord’s unlawful detainer rights under California law.

ARTICLE 13.

INSURANCE

13.1 Landlord shall maintain, as a part of Operating Expenses, fire and extended coverage insurance on the Project in an amount equal to the full replacement cost of the Project, subject to such deductibles as Landlord may determine. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant’s furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises other than the Covered Tenant Improvements (as defined below). As used herein, the term “Covered Tenant Improvements” means the Tenant Improvements constructed by Landlord pursuant to the Work Letter and any other improvements permanently attached to the Building that will become the property of Landlord on the expiration or earlier termination of this Lease and in any event excludes any furniture, trade fixtures, equipment or personal property; provided that no portion of any alterations to the Premises shall be Covered Tenant Improvements prior to their completion and delivery by Tenant’s contractor and the expiration of 30 days after written notice from Tenant to Landlord of the completion of those alterations and the value thereof. Such insurance shall be maintained with an insurance company selected, and in amounts desired, by Landlord or Landlord’s mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the holder of any mortgage or deed of trust which may now or hereafter encumber the Project. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant’s furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord or any affiliate of Landlord’s program of self insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Project.

13.2 Tenant, at its own or any parent’s or affiliate’s, expense shall maintain with licensed insurers authorized to do business in the State of California and which are rated A- and have a financial size category of at least VIII in the most recent Best’s Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance, including Broad Form Property Damage and Contractual Liability with the following minimum limits: General Aggregate $2,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $1,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person, (b) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $10,000,000.00; Each Occurrence $10,000,000.00; (c) Workers’ Compensation with statutory limits; (d) Employer’s Liability insurance with the following limits: Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00; and (e) property insurance on special causes of loss insurance form covering any and all personal property of Tenant including but not limited to alterations, improvements (exclusive of the initial improvements constructed pursuant to Exhibit C), betterments, furniture, fixtures and equipment in an amount not less than their full replacement cost, with a deductible not to exceed $100,000.00. At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within five (5) business days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) business days after Tenant’s receipt of Landlord’s request for payment thereof. Said policy of liability insurance shall name Landlord, Landlord’s managing agent and Tenant as the insureds and shall be noncancellable with respect to Landlord except after thirty (30) days’ written notice from the insurer to Landlord.

13.3 Tenant shall adjust annually the amount of coverage established in Article 13.2 hereof to such amount as in Landlord’s reasonable opinion, adequately protects Landlord’s interest; provided the same is consistent with the amount of coverage customarily required of comparable tenants in Comparable Buildings by institutional owners.

13.4 Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Project or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of (i) fire and extended coverage insurance or (ii) the liability insurance referred to in Article 13.2 regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties to such extent. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the property described therein, “ and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

In the event Tenant’s occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as Rent within ten (10) business days after bills for such additional premiums shall be rendered by Landlord. In determining whether increased premiums are a result of Tenant’s use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be presumptive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Premises. Tenant shall pay the entirety of any insurance deductible allocable to the Covered Tenant Improvements and to the extent the cost to Landlord of insuring the Covered Tenant Improvements exceeds the cost of insuring the tenant improvements of other tenants in the Project on a per square foot basis, Tenant shall pay the entire amount of that excess allocable to the Covered Tenant Improvements (i.e., the per square foot excess multiplied by the rentable area of the Premises) to Landlord within 30 days after Landlord’s delivery to Tenant of a written invoice therefor with reasonable documentation as to the amount of that excess insurance cost.

ARTICLE 14.

QUIET ENJOYMENT

14.1 Provided no Event of Default has occurred under this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, without hindrance by Landlord or anyone claiming under Landlord, subject to the provisions and conditions set forth in this Lease.

ARTICLE 15.

ALTERATIONS

15.1 Tenant agrees that it shall not make or allow to be made any alterations, physical additions, or improvements in or to the Premises without first obtaining the written consent of Landlord in each instance. As used herein, the term “Minor Alteration” refers to an alteration that (a) does not affect the outside appearance of the Building and is not visible from the Common Areas, (b) is non-structural and does not impair the strength or structural integrity of the Building, and (c) does not materially affect the mechanical, electrical, HVAC or other systems of the Building. Landlord agrees not to unreasonably withhold its consent to any Minor Alteration. Landlord’s consent to any other alteration may be conditioned, given, or withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord irrevocably consents to any repainting, recarpeting, or other purely cosmetic changes or upgrades to the Premises, so long as (i) the aggregate cost of such work is less than $26,308.00 per occurrence and two months’ rent in any twelve-month period, (ii) such work constitutes a Minor Alteration (iii) no building permit is required in connection therewith, and (iv) such work conforms the then existing Specifications (as defined in Exhibit C). In addition, Landlord irrevocably consents to the rearrangement of telephone cabling and jacks and electrical outlets, security wiring and modular furniture so long as none of that work materially affects the electrical system of the Building or requires a building permit. At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements; and Landlord shall have a period of fifteen (15) days therefrom in which to review and approve or disapprove said plans; provided that if Landlord determines in good faith that Landlord requires a third party to assist in reviewing such plans and specifications, Landlord shall instead have a period of thirty (30) days in which to review and approve or disapprove said plans. Except for Minor Alterations, Tenant shall pay to Landlord upon demand the reasonable cost and expense of Landlord up to a maximum of three percent (3%) of the construction costs as a supervision fee in (a) reviewing said plans and specifications, and (b) inspecting the alterations, additions, or improvements to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant’s construction (collectively, “Tenant’s Contractors”), Landlord’s consent shall be deemed conditioned upon each of Tenant’s Contractors (a) working in harmony and not interfering with any laborer utilized by Landlord, Landlord’s contractors, laborers, or materialmen; (b) furnishing Landlord with evidence of acceptable liability insurance, worker’s compensation coverage and if required by Landlord, completion bonding, and if at any time such entry by one or more persons furnishing labor or materials for Tenant’s work shall cause such disharmony or interference, the consent granted by Landlord to Tenant may be withdrawn if Tenant fails to cure that disharmony within twenty-four hours after written notice from Landlord to Tenant; provided that Tenant shall not be obligated to hire union labor to resolve any labor disharmony. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and all cause any alterations, additions, or improvements to be performed in compliance therewith and with all applicable laws and requirements of public authorities and with all applicable requirements of insurance bodies. All alterations, additions, or improvements shall be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the original installations of the Building. Upon the completion of work and upon request by Landlord, Tenant shall provide Landlord copies of all waivers or releases of lien from each of Tenant’s Contractors. No alterations, modifications, or additions to the Project or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the Termination Date without the express written approval of Landlord. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements or modifications thereto unless otherwise expressly agreed by Landlord in writing. Tenant agrees specifically that no food, soft drink, or other vending machine shall be installed within the Premises, without the prior written consent of Landlord. Landlord hereby irrevocably consents to the installation of vending machines solely for the purpose of use by Tenant’s employees.

15.2 Landlord’s approval of Tenant’s plans for work shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Landlord may, at its option, at Tenant’s expense, require that Landlord’s contractors be engaged for any work upon the integrated Building mechanical or electrical systems or other Building or leasehold improvements.

15.3 At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of Tenant’s Contractors. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon building permits or to take any further action which Landlord may reasonably deem to be proper for the protection of Landlord’s interest in the Premises.

ARTICLE 16.

FURNITURE, FIXTURES, AND PERSONAL PROPERTY

16.1 Tenant, at its sole cost and expense, may remove its trade fixtures, office supplies and moveable office furniture, equipment not attached to the Building or Premises and equipment attached to the Premises that was not installed as part of the Tenant Improvements constructed by Landlord pursuant to the Work Letter (the “Removable Items”) provided:

(a) Such removal is made prior to the Expiration Date or the Termination Date; and

(b) Tenant promptly repairs all damage caused by such removal.

16.2 If Tenant does not remove its trade fixtures, office supplies, and moveable furniture and equipment as herein above provided prior to the Expiration Date or the Termination Date (unless prior arrangements have been made with Landlord and Landlord has agreed in writing to permit Tenant to leave such items in the Premises for an agreed period), then, in addition to its other remedies, at law or in equity, Landlord shall have the right at any time after ten (10) days’ notice to Tenant to have such items removed and stored at Tenant’s sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant; Landlord may elect that such items automatically become the property of Landlord upon the Expiration Date or the Termination Date, and Tenant shall not have any further rights with respect thereto or reimbursement therefor subject to the provisions of applicable law. All other property in the Premises, any alterations, or additions to the Premises (including wall-to-wall carpeting, paneling, wall covering, specially constructed or built-in cabinetry or bookcases), and any other article attached or affixed to the floor, wall, or ceiling of the Premises (other than the Removable Items) shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the Expiration or Termination Date regardless of who paid therefor; and Tenant hereby waives all rights to any payment or compensation therefor. If, however, Landlord so requests, in writing, Tenant shall remove, prior to the Expiration Date or the Termination Date, any and all alterations, additions, fixtures, equipment, and property placed or installed in the Premises (other than the initial improvements constructed pursuant to the Work Letter) and shall repair any damage caused by such removal. Prior to commencing any Alteration, Tenant may require by written request that Landlord notify Tenant whether or not the proposed Alteration will be required by Landlord to be removed at the end of the term.

16.3 All the furnishings, fixtures, equipment, effects, and property of every kind, nature, and description of Tenant and of all persons claiming by, through, or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Project shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord unless due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors.

ARTICLE 17.

PERSONAL PROPERTY AND OTHER TAXES

17.1 During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant’s occupancy of the Premises or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal and other property of Tenant contained in the Project (including without limitation taxes and assessments attributable to the cost or value of any leasehold improvements made in or to the Premises by or for Tenant (to the extent that the cost or value of those leasehold improvements exceeds the cost or value of the Tenant Improvement Allowance regardless of whether title to those improvements is vested in Tenant or Landlord)), and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall use commercially reasonable efforts to cause said fixtures, furnishings, equipment, and other personal property to be assessed and billed separately from the real and personal property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment, and other personal property shall be assessed and taxed with Landlord’s real property, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) business days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

ARTICLE 18.

ASSIGNMENT AND SUBLETTING

18.1 Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (except that Landlord shall in no event be obligated to consent to an encumbrance of this Lease or any transfer of this Lease by operation of law): (i) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (ii) permit the use of the Premises or any part thereof by any person other than Tenant, its employees, its business invitees, and employees of Tenant’s Affiliates (as defined below) who may be in the Premises in the ordinary course of the Tenant’s business operations. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall, at Landlord’s option, be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the remaining obligations of Tenant hereunder; provided that the acceptance of any assignment of this Lease by the applicable assignee shall automatically constitute the assumption by such assignee of all of the remaining obligations of Tenant that accrue following such assignment. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing sublease or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in any or all such subleases.

18.2 A sale, transfer, pledge, or hypothecation by Tenant of all or substantially all of its assets or all or substantially all of its stock, or if Tenant is a publicly traded corporation, a merger of Tenant with another corporation or a sale of ten percent (10%) or more of its stock or a sale of substantially all its assets; or the sale, transfer, pledge, or hypothecation of fifty percent (50%) or more of the stock of Tenant if Tenant’s stock is not publicly traded; or the sale, transfer, pledge, or hypothecation of fifty percent (50%) or more of the beneficial ownership interest in Tenant if Tenant is a partnership or other business association, without the prior written consent of Landlord, shall, in any of the foregoing cases and whether or not accomplished by one or more related or unrelated transactions, constitute a Transfer for purposes of this Article 18.

18.3 If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) business days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes (a) the name of the proposed sublessee or assignee, (b) the nature of the proposed sublessee’s or assignee’s business, (c) the terms and provisions of the proposed sublease or assignment, and (d) current financial statements and information on the proposed sublessee or assignee. Upon receipt of the Transfer Notice, Landlord may request reasonable additional information concerning the Transfer or the proposed sublessee or assignee (the “Additional Information”). Subject to Landlord’s rights under Section 18.6, Landlord shall not unreasonably withhold its consent to any assignment or sublease (excluding an encumbrance or transfer by operation of law), which consent or lack thereof shall be provided within thirty (30) business days of receipt of Tenant’s Transfer Notice; provided, however, Tenant hereby agrees that it shall be a reasonable basis for Landlord to withhold its consent if Landlord has not received the Additional Information requested by Landlord. Without limiting any other reasonable basis upon which Landlord may withhold its consent, Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of a character or engaged in a business which is not in keeping with the standards or criteria used by Landlord in leasing the Building, or the general character or quality of the Building; (ii) in the case of an assignment, the financial condition of the assignee is such that it may not be able to perform its obligations in connection with this Lease; (iii) the transferee is a tenant of or negotiating for space in the Building; provided that there is or will be sufficient space in the Building for such tenant, (iv) the transferee is a governmental unit; (v) an Event of Default by Tenant has occurred; or (vi) such a Transfer would materially violate any term, condition, covenant, or agreement of Landlord involving the Project or any other tenant’s lease within. Tenant hereby waives any right to terminate the Lease and/or recover damages as remedies for Landlord wrongfully withholding its consent to any Transfer and agrees that Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

18.4 Landlord and Tenant agree that, in the event of any approved assignment or subletting, the rights of any such assignee or sublessee of Tenant herein shall be subject to all of the terms, conditions, and provisions of this Lease, including, without limitation, restriction on use, assignment, and subletting and the covenant to pay Rent. Landlord may collect Rent directly from such assignee or sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such assignment or subletting shall constitute a release of Tenant or any guarantor of Tenant’s performance hereunder from further performance by Tenant or such guarantor of covenants undertaken to be performed by Tenant herein. Tenant and any such guarantor shall remain liable and responsible for all Rent and other obligations herein imposed upon Tenant, and Landlord may condition its consent to any Transfer upon the receipt of a written reaffirmation from each such guarantor in a form acceptable to Landlord (which shall not be construed to imply that the occurrence of a Transfer without such a reaffirmation would operate to release any guarantor). Consent by Landlord to a particular assignment, sublease, or other transaction shall not be deemed a consent to any other or subsequent transaction. In any case where Tenant desires to assign, sublease or enter into any related or similar transaction, whether or not Landlord consents to such assignment, sublease, or other transaction, Tenant shall pay any reasonable attorneys’ fees incurred by Landlord in connection with reviewing documents relating to, or evidencing, said assignment, sublease, or other transaction, which shall not exceed $750 with respect to any single Transfer without the Tenant’s consent. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord’s consent has been requested and is required hereunder, shall be subject to prior approval (not to be unreasonably withheld, conditioned or delayed) by Landlord or its attorney.

18.5 Tenant shall be bound and obligated to pay Landlord a portion of the net profit or net proceeds from economic consideration payable to Tenant by any sublessee, assignee, licensee, or other transferee, within ten (10) business days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case might be, as follows:

(a) In the case of an assignment, 50% of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the unamortized cost of reasonable leasehold improvements paid for by Tenant in connection with such assignment and reasonable cost of any real estate commissions incurred by Tenant in connection with such assignment.

(b) In the case of a subletting, 50% of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the Rent due hereunder prorated to reflect only Rent allocable to the sublet portion of the Premises, (ii) the unamortized cost of reasonable tenant improvements made to the sublet portion of the Premises at Tenant’s cost in connection with such sublease, (iii) the reasonable cost of tenant improvements made by Tenant for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and (iv) the reasonable cost of any real estate commissions incurred by Tenant in connection with such subletting, which shall be amortized over the term of the sublease.

18.6 If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor or substitute therefor (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any such monies or other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to whom this Lease is so assigned shall be deemed, without further act or deed, to have assumed all of the remaining obligations arising under this Lease as of the date of such assignment. Any such assignee shall, upon demand therefor, execute and deliver to Landlord an instrument confirming such assumption.

18.7 Notwithstanding anything to the contrary contained in this Article 18, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) provided that: (i) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other transfers, subject to Landlord’s obligation to maintain the confidentiality of the such financial statements as provided in Section 30.3; (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial net worth of the assignee or sublessee as of the time of the proposed transfer is equal to or in excess of that of Tenant’s as Tenant’s net worth existed on the date of this Lease; (iv) Tenant remains fully liable under this Lease; and (v) unless Landlord consents to the same, the use of the Premises set forth herein remains unchanged. As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least 51% of the securities or partnership or other ownership interests of the entity subject to control.

ARTICLE 19.

FIRE AND CASUALTY

19.1 If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. If the Project shall be damaged by fire or other casualty and any of the following applies: (a) substantial alteration or reconstruction of the Building is, in Landlord’s reasonable opinion, required (whether or not the Premises shall have been damaged by such fire or other casualty), (b) any mortgagee under a mortgage or deed of trust covering the Project requires that more than $50,000.00 of the insurance proceeds payable as a result of said fire or other casualty be used to retire all or any portion of the mortgage debt, (c) the Project is damaged as a result of a risk that is not covered by Landlord’s insurance (unless covered by another tenant’s insurance and Landlord has unconditional access to the proceeds of that insurance and those proceeds are sufficient to pay all of the costs of the applicable restoration and repair), or (d) the Premises is materially damaged during the last year of the Term, then Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within thirty (30) days after the date of such damage or casualty, in which event the Rent hereunder shall be abated as of the date that is the later of the date of the damage or casualty or the date upon which Tenant ceases to occupy the Premises; provided that if Tenant is unable to occupy a portion of the Premises by reason of that damage or casualty then the abatement as to that portion shall commence upon the date after the damage or destruction that Tenant ceases to occupy that portion of the Premises. In cases of less than such substantial damage and upon receipt of the insurance proceeds for the damage, Landlord shall restore and repair the Premises, provided, Landlord shall not be required to repair (i) any damage caused by Tenant for which Landlord has not received insurance proceeds, (ii) any of Tenant’s trade fixtures, personal property, machinery or equipment or (iii) any alterations installed by Tenant.

19.2 If the Building or the Premises is destroyed or damaged by fire or other casualty such that Tenant is deprived of access to all or a Material Portion (as defined below) of the Premises or the use and occupancy of a Material Portion thereof and a reputable contractor or architect designated by Landlord (“Landlord’s Architect or Contractor”) estimates in a notice provided to Tenant by Landlord within sixty (60) days after the casualty that the Building or the Premises is damaged to such an extent that Tenant will be deprived of access to the Premises or use and occupancy of the Premises for a period in excess of 270 days, then Tenant may terminate this Lease by giving Landlord notice within thirty (30) days after delivery of such contractor’s or architect’s estimate, whereupon this Lease shall terminate as of the date of the casualty. If the Building or the Premises is destroyed or damaged by fire or other casualty and Landlord’s Architect or Contractor has estimated (in a notice delivered to Tenant pursuant to the previous sentence) that Tenant will be deprived of access to the Premises or use and occupancy of the Premises for a period of 270 days or less, but the Premises and access thereto and the use and occupancy thereof are not actually restored within 270 days from the date (the “Untenantability Date”) that Tenant is first deprived of such access or use and occupancy due to such casualty (the “Outside Date”), Tenant may terminate this Lease as of the Untenantability Date by giving Landlord notice within thirty (30) days after the Outside Date. If the Premises is materially damaged during the last year of the Term, then Tenant may, at its option, terminate this Lease by notifying Landlord in writing of such termination within 30 days after the date of such damage or casualty, in which event for the Rent hereunder shall be abated as of the date of such notice. The purposes of this Section 19.2, “materially damaged” means that the restoration of the damage is estimated by Landlord’s Architect or Contractor to require a time period that is more than one-third of the remaining term of the Lease as of the estimated commencement date of the restoration work. For purposes of Article 19 and Article 20, the term “Material Portion” means a portion of the Premises in excess of 35% of the total rentable area of the Premises.

19.3 To the extent of the insurance proceeds available to Landlord therefor (or that would have been available if the Landlord had carried the insurance Landlord is required to carry under Article 13), Landlord shall repair and restore the Project and/or the Premises, including the Covered Tenant Improvements to substantially the same condition in which they were immediately prior to the fire or other casualty, except that Landlord shall not be required to rebuild, repair, or replace any part of Tenant’s furniture, fixtures, furnishings, or equipment or any alterations, additions, or improvements made by Tenant to the Premises pursuant to Article 15 of this Lease, except to the extent the same constitute Covered Tenant Improvements; provided, however, Tenant shall reimburse Landlord for the entire amount of any deductible allocable to the Covered Tenant Improvements. Landlord shall have no obligation to repair or restore any improvements or alterations made by Tenant that are not Covered Tenant Improvements. Upon completion of Landlord’s restoration, Tenant shall promptly repair and replace all of its furniture, fixtures, furnishings, equipment, trade fixtures and improvements and alterations that are not Covered Tenant Improvements to substantially the same functional condition that existed prior to the damage. Landlord’s repair or restoration work shall not exceed the scope of work done in originally constructing the Project and the Premises. Landlord shall not be liable for any inconvenience, annoyance, or injury done to the business of Tenant resulting in any way from such damage or the repair thereof and Tenant’s obligations to pay Rent shall continue unabated, except (a) there shall be an equitable reduction of Rent during the time and to the extent the Premises are unfit for occupancy, save for Tenant’s fault or negligence herein below described and (b) subject to Section 13.4, nothing in this sentence shall limit Landlord’s liability for injuries to natural persons or damage to property to the extent caused by the sole active negligence or willful misconduct of Landlord.

19.4 If the Premises or the Project shall be totally or partially damaged by fire or other casualty resulting from the fault or negligence of Tenant, or its agents, employees, licensees, or invitees, such damage shall be repaired by and at the expense of Tenant (to the extent that such destruction or damage is not covered by the fire and extended coverage insurance carried by Landlord as provided herein), under the direction and supervision of Landlord, and Rent shall continue without abatement, except to the extent Landlord actually receives proceeds of rent abatement insurance attributable to Tenant’s lease.

19.5 The provisions of this Lease, including this Article 19, constitute an express agreement between Landlord and Tenant with respect to damage to, or destruction of, all or any portion of the Premises or the Project, and any statute or regulation of the State of California, including without limitation Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties (and any other statute or regulation now or hereafter in effect with respect to such rights or obligations), shall have no application to this Lease or to any damage or destruction to all or any portion of the Premises or the Project.

ARTICLE 20.

CONDEMNATION

20.1 If there shall be taken by exercise of the power of eminent domain, or by conveyance in lieu, during the Term any material part of the Premises, the Building or the Project, Landlord may elect to terminate this Lease upon written notice to Tenant within thirty (30) days after the date of such taking or transfer in lieu thereof or to continue the same in effect. All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Premises, Building or Project shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for the taking of Tenant’s fixtures and other personal property or moving expenses if a separate award for such items is made to Tenant. If this Lease is terminated as a result of any such exercise of the power of eminent domain, Rent shall be payable up to the date that possession is taken by the condemning authority; Landlord shall refund to Tenant any prepaid unaccrued Rent, less any sum then owing by Tenant to Landlord; and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. If such condemnation does not result in the termination of this Lease, the Rent thereafter to be paid shall be proportionately reduced as to the space affected. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

20.2 If there shall be taken by exercise of the power of eminent domain, or by conveyance in lieu, during the Term, a Material Portion of the Premises such that it objectively prevents the conduct of Tenant’s business in the Premises, Tenant may terminate this Lease by giving Landlord notice to that effect within thirty (30) days after the date of the taking or transfer in lieu thereof.

ARTICLE 21.

HOLD HARMLESS

21.1 Tenant agrees to defend, with counsel approved by Landlord, all actions against Landlord, any partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord, holders of mortgages secured by the Premises or the Project and any other party having an interest therein (the “Indemnified Parties”) with respect to, and to pay, protect, indemnify, and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands, or judgments of any nature to which any Indemnified Party is subject because of its estate or interest in the Premises or the Project arising from (i) injury to or death of any person, or damage to or loss of property on the Premises, connected with the use, condition, or occupancy of the Premises, except to the extent, if any, determined by a court of competent jurisdiction to have been caused by the negligence or willful misconduct of Landlord or its employees, contractors or agents (ii) any violation of this Lease by or attributable to Tenant, or (iii) subject to Section 13.4, any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licenses, sublessees, or invitees.

21.2 Tenant agrees that Landlord shall not be responsible or liable to Tenant, its agents, employees, or invitees for fatal or non-fatal bodily injury or property damage occasioned by the acts or omissions of any other tenant, or such other tenant’s agents, employees, licensees, or invitees, of the Project. Landlord shall not be liable to Tenant for losses due to theft, burglary, or damages done by persons on the Project.

21.3 To the extent permitted by law and covered by Landlord’s insurance maintained pursuant to Article 13 (or that would have been covered if Landlord had maintained the insurance it is required to carry under Article 13), Landlord shall indemnify Tenant and hold it harmless from and against any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Project excluding the Premises, caused by the negligence or willful misconduct of Landlord, its employees or agents. Landlord’s obligation to indemnify Tenant hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including reasonable attorneys’ fees incurred in connection therewith.

ARTICLE 22.

DEFAULT BY TENANT

22.1 The term “Event of Default” refers to the occurrence of any one (1) or more of the following:

(a) Failure of Tenant to pay when due any sum required to be paid hereunder (the “Monetary Default”) within ten (10) days of receipt of written notice from Landlord; provided, however, that after the first failure to pay any sum required to be paid hereunder in any twelve (12) month period, in the event that Tenant fails a second time to pay when due any sum required to be paid hereunder during such twelve (12) month period, such failure shall be deemed to automatically constitute a Monetary Default without any obligation on Landlord to provide any additional written notice, and provided further that the Tenant acknowledges that any such written notice provided hereunder shall be in lieu of, and not in addition to, any notice to pay rent or quit pursuant to any applicable statutes;

(b) Failure of Tenant, after thirty (30) days written notice thereof, to perform any of Tenant’s obligations, covenants, or agreements except a Monetary Default; provided that if the cure of any such failure is not reasonably susceptible of performance within such thirty (30) day period, then an Event of Default of Tenant shall not be deemed to have occurred so long as Tenant has promptly commenced and thereafter diligently prosecutes such cure to completion and (subject to Article 10) completes that cure within ninety (90) days;

(c) Tenant, or any guarantor of Tenant’s obligations under this Lease (the “Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of a material portion of Tenant’s or Guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed by a court of competent jurisdiction for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service, or filing;

(d) The abandonment of the Premises by Tenant, which shall mean that Tenant has vacated the Premises for thirty (30) consecutive days, whether or not Tenant is in Monetary Default and such abandonment has materially impaired Landlord’s insurance coverage for the Premises or the Building;

(e) The discovery by Landlord that any financial statement given by Tenant or any of its assignees, subtenants, successors-in-interest, or Guarantors was materially false and in the case of financial statements from other than Tenant or Guarantor, Tenant knew the financial statements were materially false when delivered; or

(f) If Tenant or any Guarantor shall die, cease to exist as a corporation or partnership, or be otherwise dissolved or liquidated or become insolvent, or shall make a transfer in fraud of creditors.

22.2 In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without additional notice or demand in addition to all other rights and remedies provided for at law or in equity:

(a) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. Landlord may enter the Premises and relet it, or any part of it, to third parties for Tenant’s account, provided that any Rent in excess of the payments due hereunder shall be payable to Landlord. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of cleaning the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due, less the Rent and other sums Landlord receives from any reletting. No act by Landlord allowed by this Section 22.2(a) shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

“The lessor has the remedy described in Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations).”

(b) Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to remove all personal property of Tenant and store it at Tenant’s cost and to recover from Tenant as damages: (i) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (A) in retaking possession of the Premises, including reasonable attorneys’ fees and costs therefor; (B) maintaining or preserving the Premises for reletting to a new tenant, including repairs or alterations to the Premises for the reletting; (C) leasing commissions; (D) any other costs necessary or appropriate to relet the Premises; and (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 22.2(b)(i) and 22.2(b)(ii) shall be calculated by allowing interest at the lesser of an annual rate equal to the Prime Rate plus 2% per annum or the maximum rate permitted by law, on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in

Section 22.2(b)(iii) shall be calculated by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant.

22.3 If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others in the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting to the aforesaid exercise of dominion over Tenant’s property within the Premises after any Event of Default.

22.4 Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 22.1(a) or (b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 22.1(a) or (b). In such case, the applicable grace period under subparagraphs 22.1(a) or (b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.

22.5 If Tenant should fail to make any payment or cure any Event of Default hereunder within the time herein permitted and such failure constitutes an Event of Default (except in the case where if Landlord in good faith believes that action prior to the expiration of any cure period under Section 22.1 is necessary to prevent damage to persons or property, in which case Landlord may act without waiting for such cure period to expire), Landlord, without being under any obligation to do so and without thereby waiving such Event of Default, may make such payment and/or remedy such Event of Default for the account of Tenant (and enter the Premises for such purpose), and thereupon, Tenant shall be obligated and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses, and disbursements, plus ten percent (10%) overhead cost incurred by Landlord in connection therewith.

22.6 In addition to Landlord’s rights set forth above, if Tenant fails to pay its Rent or any other amounts owing hereunder on the due date thereof more than two (2) times during any calendar year during the Term, then upon the occurrence of the third or any subsequent default in the payment of monies during said calendar year, Landlord, at its sole option, shall have the right to require that Tenant, as a condition precedent to curing such default, pay to Landlord, in check or money order, in advance, the Rent and all other amounts which will become due and owing hereunder by Tenant for a period of two (2) months following said cure. All such amounts shall be paid by Tenant within thirty (30) days after notice from Landlord demanding the same. All monies so paid shall be retained by Landlord, without interest, for the balance of the Term and any extension thereof, and shall be applied by Landlord to the last due amounts owing hereunder by Tenant.

22.7 Nothing contained in this Section shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Article. Notwithstanding anything contained in this Article to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

22.8 Landlord is entitled to accept, receive, in check or money order, and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply them at Landlord’s option to any obligation of Tenant, and such amounts shall not constitute payment of any amount owed, except that to which Landlord has applied them. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord’s rights to pursue any other available remedy, Landlord’s acceptance of partial payment of rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

22.9 Tenant waives the right to terminate this Lease on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.

ARTICLE 23.

[INTENTIONALLY OMITTED]

ARTICLE 24.

[INTENTIONALLY OMITTED]

ARTICLE 25.

ATTORNEYS’ FEES

25.1 If either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms “attorneys’ fees” or “attorneys’ fees and costs,” or “costs and expenses” shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys’ fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.

ARTICLE 26.

NON-WAIVER

26.1 Neither acceptance of any payment by Landlord from Tenant nor, failure by Landlord to complain of any action, non-action, or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Time is of the essence with respect to the performance of every obligation of each party under this Lease in which time of performance is a factor. Waiver by either party of any right or remedy arising in connection with any default of the other party shall not constitute a waiver of such right or remedy or any other right or remedy arising in connection with either a subsequent default of the same obligation or any other default. No right or remedy of either party hereunder or covenant, duty, or obligation of any party hereunder shall be deemed waived by the other party unless such waiver is in writing, signed by the other party or the other party’s duly authorized agent.

ARTICLE 27.

RULES AND REGULATIONS

27.1 Such reasonable rules and regulations applying to all lessees in the Project for the safety, care, and cleanliness of the Project and the preservation of good order thereon are hereby made a part hereof as Exhibit D, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable and non-discriminatory manner as may be deemed advisable by Landlord, all of which changes and amendments shall be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant; provided that no such new rules and regulations may materially and adversely affect Tenant’s right to use the Premises for the Stated Use. Landlord shall not have any liability to Tenant for any failure of any other lessees of the Project to comply with such rules and regulations.

ARTICLE 28.

ASSIGNMENT BY LANDLORD

28.1 Landlord shall have the right to transfer or assign, in whole or in part, all its rights and obligations hereunder and in the Premises and the Project. In such event, no liability or obligation shall accrue or be charged to Landlord with respect to the period from and after such transfer or assignment and assumption of Landlord’s obligations by the transferee or assignee, except those which expressly survive the expiration or earlier termination of this Lease which are not assumed by Landlord’s transferee.

ARTICLE 29.

LIABILITY OF LANDLORD

29.1 It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Project only with respect to events occurring during its and their respective ownership of the Project. In addition, Tenant agrees to look solely to Landlord’s interest in the Project for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Project, nor any partner, shareholder, or officer of any of the foregoing shall ever be personally liable for any such judgment.

ARTICLE 30.

SUBORDINATION AND ATTORNMENT

30.1 This Lease, at Landlord’s option, shall be subordinate to any present or future: mortgage, ground lease or declaration of covenants regarding maintenance and use of any areas contained in any portion of the Building, and to any and all advances made under any present or future mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same. Tenant agrees, with respect to any of the foregoing documents, that no documentation other than this Lease shall be required to evidence such subordination. If any holder of a mortgage shall elect for this Lease to be superior to the lien of its mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such mortgage whether this Lease is dated earlier or later than the date of said mortgage or the date of recording thereof. Tenant agrees to execute such documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, and failure to do so within ten (10) days after written demand shall, at Landlord’s election, be an Event of Default. Tenant hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale through foreclosure or otherwise.

30.2 Each party shall, at such time or times as the other party may request, upon not less than ten (10) days’ prior written request by the requesting party, sign and deliver to the requesting party a certificate stating whether this Lease is in full force and effect; whether any amendments or modifications exist; whether any Monthly Rent has been prepaid and, if so, how much; whether to the knowledge of the certifying party there are any defaults hereunder; and in the circumstance where Landlord is the requesting party, such other information as may be reasonably requested, it being intended that any such statement delivered pursuant to this Article may be relied upon by the requesting party and by any prospective purchaser of all or any portion of the requesting party’s interest herein, or a holder or prospective holder of any mortgage encumbering the Building. Tenant’s failure to deliver such statement within five (5) days after Landlord’s second written request therefor shall constitute an Event of Default (as that term is defined elsewhere in this Lease) and shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate.

30.3 Tenant shall deliver to Landlord prior to the execution of this Lease and thereafter at any time upon Landlord’s request, Tenant’s or Tenant’s Guarantor’s financial statements, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the “Statements”), which Statements shall materially reflect the financial condition of Tenant and Guarantor. The Statements for Guarantor shall be audited and the Statements for Tenant may be unaudited. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Project, and to any encumbrancer of all or any portion of the Building or the Project. To the extent any Statements delivered to Landlord pursuant to this Article 30 or Section 18.7 are marked “confidential” when delivered, Landlord shall make reasonable efforts to maintain the confidentiality of that financial information; provided, however, Landlord may disclose those financial statements as required by law, or to its auditors, regulators, attorneys, accountants and property managers; provided that each agrees to similarly maintain the confidentiality of the applicable financial statements.

30.4 Tenant acknowledges the Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant’s financial condition as of the date they were prepared.

30.5 As a condition to Tenant’s subordination obligations as set forth in Section 30.1, above, Landlord agrees to deliver to Tenant from any future mortgagee or beneficiary a written subordination and non-disturbance agreement in recordable form acceptable to such mortgagee or beneficiary in its sole discretion providing that so long as there has been no uncured Event of Default by Tenant, Tenant’s possession or quiet enjoyment under this Lease shall not be disturbed and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except where such is necessary for jurisdictional or procedural reasons. Landlord represents to Tenant that as of the date of this Lease there is no mortgage or deed of trust encumbering the Project.

ARTICLE 31.

HOLDING OVER

31.1 In the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the Expiration Date or Termination Date, such possession shall be that of a holdover tenant and an unlawful detainer. No tenancy or interest shall result from such possession, and such parties shall be subject to immediate eviction and removal. Tenant or any such party shall pay Landlord, as Base Rent for the period of such holdover, an amount equal to 125% of the Base Rent otherwise provided for herein, during the time of holdover together with all other Additional Rent and other amounts payable pursuant to the terms of this Lease. Tenant shall also be liable for any and all damages sustained by Landlord as a result of such holdover. Tenant shall vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the term of this Lease.

31.2 Tenant at any time prior to the date that is one hundred eighty (180) days before the expiration of the Term may by written notice to Landlord elect to waive all of its options and rights not theretofore exercised to extend pursuant to Article 51 and in lieu thereof extend the Term of this Lease for a period (the “Stub Period”) not to exceed ninety (90) days from the Expiration Date; provided that the Rent during such Stub Period shall be 110% of the Rent payable prior to the commencement of the Stub Period.

ARTICLE 32.

SIGNS

32.1 No sign, symbol, or identifying marks shall be put upon the Project, Building, in the common halls, elevators, staircases, entrances, parking areas, or upon the exterior doors or walls, without the prior written approval of Landlord. Tenant shall have the right to post signs in halls, entrances, doors and walls located within Tenant’s Premises without prior approval so long as that signage is not visible from the exterior of the Building. Tenant shall also be allowed to install Tenant’s logo or signage identifying Tenant’s entrance to the Premises as shown on Schedule 32.1. Should such approval ever be granted, all signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Landlord. Landlord, at Landlord’s sole cost and expense, reserves the right to change the door plaques as Landlord deems reasonably desirable.

32.2 Tenant shall be allowed to have prominent signage in the shared lobby area identifying Tenant’s name and/or logo (the “Lobby Signage”). Other than directory signage, the Lobby Signage shall be the only signage in the lobby area identifying tenants of the Building. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Lobby Signage shall be subject to the approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. Landlord hereby approves the Lobby Signage shown on Schedule 32.2. At the expiration or earlier termination of this Lease, Landlord shall, at Tenant’s sole cost and expense, cause the Lobby Signage to be removed and the area of the lobby affected by the Lobby Signage to be restored to the condition existing prior to the installation of Tenant’s Lobby Signage, wear and tear excepted.

32.3 Landlord shall, at Tenant’s sole cost and expense (including payment from the Tenant Improvement Allowance), install lighted signage (the “Tenant’s Signage”) on the top of one side of the Building identifying Tenant’s name and logo. The graphics, materials, color, design, lettering, size, location and specifications of Tenant’s Signage shall be subject to the approval of Landlord and all applicable governmental authorities and the Owners Association. Landlord hereby approves of Tenant’s Signage shown on Schedule 32.3. Landlord will use reasonable efforts, at no cost to Landlord, to assist Tenant in seeking approval from the City of San Dimas for larger signage than that shown on Schedule 32.3, provided that such larger signage shall be subject to Landlord’s approval, which shall not be unreasonably withheld. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Tenant’s Signage to be removed and the area of the Building affected by Tenant’s Signage to be restored to the condition existing prior to the installation of Tenant’s Signage, wear and tear excepted. The right to Tenant’s Signage is personal to the initially named Tenant in this Lease and any assignee of Tenant’s entire interest in the Lease to which Landlord has consented pursuant to Article 18 or as to which Landlord’s consent is not required pursuant to Article 18.

ARTICLE 33.

HAZARDOUS SUBSTANCES

33.1 Except for Hazardous Material (as defined below) contained in products used by Tenant for ordinary cleaning and office purposes in quantities not violative of applicable Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises and/or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

33.2 The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as any County or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

33.3 Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) business days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements.

Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of the Landlord.

33.4 Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Article 33, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Article 33 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Article 33 shall survive any termination of this Lease.

33.5 Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Article 33, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) business days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.

33.6 In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Article 33 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form reasonably satisfactory to Landlord. The requirements of this Article 33 are in addition to and not in lieu of any other provision in the Lease.

33.7 Studies. Tenant acknowledges receipt of a copy of that certain Environmental Site Assessment 11.5 Acre Parcel Southeast Corner of Via Verde and San Dimas Ave., San Dimas, California 91773 dated May 20, 1998 prepared by Harding Lawson Associates (collectively, “Hazardous Substance Reports”). Landlord, except as provided in the following sentence of this paragraph, makes no representations or warranties whatsoever to Tenant regarding: (i) the Hazardous Substance Reports (including, without limitation, the contents and/or accuracy thereof); or (ii) the presence or absence of toxic or Hazardous Materials in, at, or under the Premises, the Building or the Project. Landlord does acknowledge to Tenant that: (i) Landlord has not authorized any other studies for hazardous or toxic materials at the Premises or Building other than the Hazardous Substance Reports; and (ii) Landlord does not know of any surveys for toxic or Hazardous Materials at the Premises or the Building other than the Hazardous Substance Reports. Notwithstanding the preceding sentence, Tenant: (a) shall not rely on and Tenant hereby represents to Landlord that it has not relied on the Hazardous Substance Reports; and (b) shall make such studies and investigations, conduct such tests and surveys, and engage such specialists as Tenant deems appropriate to fairly evaluate the Premises and any risks from hazardous or toxic materials. In connection with any inspections or tests to be conducted by Tenant at the Premises or Building, Tenant shall first notify Landlord of each proposed inspection or test and the scope, impact, and intent thereof and obtain Landlord’s written consent to perform the same. Tenant shall restore the Premises and the property on which the leased premises are located to the condition existing immediately prior to any such test and/or inspection.

ARTICLE 34.

COMPLIANCE WITH LAWS AND OTHER REGULATIONS

34.1 Tenant, as its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter become in force, of federal, state, county, and municipal authorities, including, but not limited to, the Americans with Disabilities Act, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any occupancy certificate issued pursuant to any law by any public officer or officers, which impose, any duty upon Landlord or Tenant, insofar as any thereof relate to or affect the condition, use, alteration, or occupancy of the Premises. Landlord’s approval of Tenant’s plans for any improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act.

34.2 Landlord shall, as part of Operating Expenses, subject to the terms and exclusions set forth in Article 5, comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements (collectively, the “Requirements”) that impose any obligation with respect to the Common Area, the structural elements of the Building or to the Building systems other than systems installed by Tenant (which shall be the sole responsibility of Tenant), but only to the extent the same are applicable to Landlord and the Building, Landlord is required by the applicable governmental authority to take such action, and such action is not the result of a “Trigger Event” (as defined below). As used herein, the term “Trigger Event” means one or more of the following events or circumstances:

(a) With respect to Requirements that first become applicable after the Commencement Date, Tenant’s particular use of the Premises (other than normal office uses);

(b) With respect to Requirements that first become applicable after the Commencement Date, the manner of conduct of Tenant’s business or operation of its installations, equipment or other property outside those of normal office use;

(c) With respect to Requirements applicable as of the Commencement Date, Tenant’s particular use of the Premises (other than the Stated Uses);

(d) With respect to Requirements applicable as of the Commencement Date, the manner of conduct of Tenant’s business or operation of its installations, equipment or other property outside those of the Stated Use;

(e) The performance of any alterations or the installation of any Tenant systems; or

(f) The breach of any of Tenant’s obligations under this Lease.

ARTICLE 35.

SEVERABILITY

35.1 This Lease shall be construed in accordance with the laws of the State of California. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of both parties that in lieu of each clause or provision that is illegal, or unenforceable, there is added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and still be legal, valid, and enforceable.

ARTICLE 36.

NOTICES

36.1 Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served in writing and delivered personally, or forwarded by certified or registered mail, postage prepaid, or recognized overnight courier, addressed as follows:

If to Landlord:	c/o The Prudential Insurance Company of America
6701 Center Drive West, Suite 710
Los Angeles, California 90045
Attention: Mr. Marc Selznick

With a copy by the same method to:

c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attention: Joan Hayden, Esquire

With a copy by the same method to:

Unire Real Estate Group, Inc.,
10 Pointe Drive, Suite 150
Brea, California 92821
Attention: Mark Harryman

With a copy by the same method to:

Wohl Property Group
2828 East Foothill Road, Suite 201
Pasadena, California 91107
Attention: Emil Wohl

If to Tenant:	(If prior to the Commencement Date)

Sypris Data Systems
605 E. Huntington Drive
Monrovia, California 91016
Attention: Cynthia Belak

With a copy by the same method to:

Sypris Solutions, Inc.
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222
Attention: John McGeeney

(If on or after the Commencement Date)

To the Premises
Attention: Same as above

36.2 Notice hereunder shall become effective upon (a) delivery in case of personal delivery and (b) receipt or refusal in case of certified or registered mail or delivery by overnight courier.

36.3 Prior to the Commencement Date, the address for notices to Tenant shall be the address set forth below its signature hereto; after the Commencement Date, the address for notices to Tenant shall be as herein above set forth. Such address may be changed from time to time by either party serving notice as provided above.

ARTICLE 37.

OBLIGATIONS OF, SUCCESSORS, PLURALITY, GENDER

37.1 Landlord and Tenant agree that all the provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each paragraph hereof, and that, except as restricted by the provisions hereof, shall bind and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and assigns. If the rights of Tenant hereunder are owned by two or more parties, or two or more parties are designated herein as Tenant, then all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

ARTICLE 38.

ENTIRE AGREEMENT

38.1 This Lease and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous written or oral leases or representations shall be binding. This Lease shall not be amended, changed, or extended except by written instrument signed by Landlord and Tenant.

38.2 THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

ARTICLE 39.

CAPTIONS

39.1 Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Lease.

ARTICLE 40.

CHANGES

40.1 Should any mortgagee require a modification of this Lease, which modification will not bring about any increased risk, cost or expense to Tenant or in any other way substantially and adversely change the rights and obligations of Tenant hereunder, then and in such event Tenant agrees that this Lease may be so modified.

ARTICLE 41.

AUTHORITY

41.1 All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent,

and all legal proceedings for the enforcement of any such rights or remedies, including distress for Rent, unlawful detainer, and any other legal or equitable proceedings may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.

ARTICLE 42.

BROKERAGE

42.1 Tenant represents and warrants to Landlord that it has dealt only with CB Richard Ellis Real Estate Services, Inc. (“Tenant’s Broker”) and Cushman & Wakefield of California, Inc. (“Landlord’s Broker”), in negotiation of this Lease. Landlord shall make payment of the brokerage fee due the Landlord’s Broker pursuant to and in accordance with a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Except for amounts owing to Landlord’s Broker and Tenant’s Broker, each party hereby agrees to indemnify and hold the other party harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Lease. Additionally, except as may be otherwise expressly agreed upon by Landlord in writing, Tenant acknowledges and agrees that Landlord and/or Landlord’s agent shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to leasing of any additional or expansion space in the Building or renewals or extensions of this Lease.

ARTICLE 43.

EXHIBITS

43.1 Exhibits A through F are attached hereto and incorporated herein for all purposes and are hereby acknowledged by both parties to this Lease.

ARTICLE 44.

APPURTENANCES

44.1 The Premises include the right of ingress and egress thereto and therefrom; however, Landlord reserves the right to make changes and alterations to the Building, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable; provided that Tenant at all times has a means of access to the Premises (including without limitation access off of the main lobby of the Building) and Tenant’s loading dock area (subject to a temporary interruption due to Force Majeure Events or necessary maintenance that cannot reasonably be performed without such interruption of access). Neither this Lease nor any use by Tenant of the Building or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other buildings with the Building, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease.

ARTICLE 45.

PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM, AND JURY

45.1 Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are, or in the future may be, conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action for ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of rent or other charges provided for in this Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

ARTICLE 46.

RECORDING

46.1 Tenant shall not record this Lease but will, at the request of Landlord, execute a memorandum or notice thereof in recordable form satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the Term of this Lease and other information required by statute. Either Landlord or Tenant may then record said memorandum or notice of lease at the cost of the recording party.

ARTICLE 47.

MORTGAGEE PROTECTION

47.1 Tenant agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagees and/or trust deed holders. Without limiting Tenant’s rights to rent abatement under Section 6.6 or Tenant’s termination rights under Article 19, Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

ARTICLE 48.

SHORING

48.1 If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of rent (subject to the express provisions of this Lease), or of a constructive or actual eviction of Tenant; provided that the provisions of this Article 48 shall not limit Tenant’s right to rent abatement as provided in Section 6.6, above.

ARTICLE 49.

PARKING

49.1 Tenant shall also have the non-exclusive right to use in common with Landlord and other tenants of the Building and their employees and invitees, on a first come first served basis, a number of spaces equal to Tenant’s Parking Allocation (as defined below) in the parking area provided by Landlord for the parking of passenger automobiles for the Building, other than parking spaces designated as “Handicapped Parking”, “Loading Area” or as may be otherwise reserved or allocated (the “Excluded Parking Areas”). Landlord may issue parking permits, install a gate system, and impose any other system as Landlord reasonably deems necessary for the use of the parking area; provided that there shall be no direct charge to Tenant for Tenant’s Parking Allocation except for government imposed charges. The cost of any parking attendants or other personnel involved in the control and monitoring of use of the parking areas (if any) shall be an Operating Expense. In addition, if an entry control system is required, the cost thereof (not to exceed $50,000 and amortized over such period as Landlord shall reasonably determine together with interest on the unamortized balance) shall be an Operating Expense. Tenant agrees that it and its employees and invitees shall not park their automobiles in any Excluded Parking Areas, and shall comply with such rules and regulations for use of the parking area as Landlord may from time to time prescribe. Landlord shall not be responsible for any damage to or theft of any vehicle in the parking area, and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Landlord reserves the right to change any existing or future parking area, roads, or driveways, or increase or decrease the size thereof and make any repairs or alterations it deems necessary to the parking area, roads and driveways and Landlord agrees to use commercially reasonable efforts to minimize any interference with Tenant’s parking in the course of such repairs or alterations.

49.2 As used herein, “Tenant’s Parking Allocation” means a number determined by (a) multiplying (i) 4 by (ii) the rentable square feet in the Premises divided by 1,000, and (b) rounding that product down to the nearest whole number.

49.3 Ten (10) spaces to be selected by Tenant out of Tenant’s Parking Allocation shall be reserved and painted with Tenant’s name, subject to approval of the City of San Dimas. In addition, Tenant may use up to two (2) spaces out of Tenant’s Parking Allocation for storage containers for Tenant’s materials, subject to Landlord’s prior written approval as to the location, appearance and screening of those storage containers and subject to the prior approval of the City of San Dimas.

49.4 In the event that any time during the term of this Lease, Landlord grants to any other tenant of the Project the right to have more than five reserved parking spaces for use by that tenant, then Landlord shall offer the Tenant the right to have reserved parking spaces on the same terms and conditions as offered to that other tenant for those same reserved spaces, including the rate, proximity to the tenant’s premises and the proportion that the total number of reserved spaces bears to the total rentable area of the tenant.

ARTICLE 50.

ELECTRICAL CAPACITY

50.1 The Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the distribution of wiring installation. To the extent not constructed as part of the initial Tenant Improvements pursuant to the Work Letter, any alterations to supply the Tenant’s electrical requirements upon written request of the Tenant shall be installed by the Landlord at the sole cost and expense of the Tenant, if, in the Landlord’s sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants. In addition to the installation of such alterations, the Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions.

ARTICLE 51.

OPTIONS TO EXTEND LEASE

51.1 Extension Option. Tenant shall have the option to extend this Lease (the “First Extension Option”) for one additional term of five (5) years (the “First Extension Period”), upon the terms and conditions hereinafter set forth:

(a) If the First Extension Option is exercised, then the Rent per annum for such First Extension Period (the “First Option Rent”) shall be the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the First Extension Option for such First Extension Period.

(b) The First Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 51.1(b).

(i) If Tenant wishes to exercise the First Extension Option, Tenant shall deliver written notice (the “First Interest Notice”) to Landlord no less than twelve (12) months before the expiration of the initial Lease Term.

(ii) After receipt of Tenant’s First Interest Notice, Landlord shall deliver notice (the “First Option Rent Notice”) to Tenant no less than ten (10) months before the expiration of the initial Lease Term, stating the First Option Rent, based on Landlord’s determination of the Fair Market Rental Value of the Premises as of the commencement of the First Extension Period.

(iii) If Tenant wishes to exercise the First Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the initial Lease Term, exercise the First Extension Option by delivering written notice (the “First Exercise Notice”) to Landlord. If Tenant timely and properly exercises its First Extension Option, the Lease Term shall be extended for the First Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the rent for the First Extension Period shall be as provided in subsection 51.1(a), Tenant shall be entitled to a refurbishment allowance in the amount of $15.00 for each rentable square foot of area in the Premises, which shall be disbursed in the same manner as the Tenant Improvement Allowance, and Tenant shall have no further options to extend the Lease Term except for the Second Extension Option.

(iv) If Tenant wishes to contest the First Option Rent stated in the First Option Rent Notice, Tenant must provide, with the First Exercise Notice, written notice to Landlord that Tenant objects to the stated First Option Rent. If Tenant provides such written objection, the parties shall follow the procedure described in Section 51.4, and the First Option Rent shall be determined as set forth in that section.

(v) If Tenant fails to deliver a timely First Interest Notice or First Exercise Notice, Tenant shall be considered to have elected not to exercise the First Extension Option.

(c) It is understood and agreed that the First Extension Option hereby granted is personal to Tenant and is not transferable, except to an assignee of Tenant’s entire interest in the Lease consented to by Landlord pursuant to Article 18 or as to which Landlord’s consent is not required pursuant to Article 18.

(d) Tenant’s exercise of the First Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the First Interest Notice or the First Exercise Notice or at the commencement of the First Extension Period. If Tenant so requests in connection with its exercise of this option, Landlord will confirm whether or not there exists an uncured Event of Default at the times provided in this subparagraph.

51.2 Second Extension Option. Tenant shall have the option to extend this Lease (the “Second Extension Option”) for one additional term of five (5) years (the “Second Extension Period”), upon the terms and conditions hereinafter set forth:

(a) If the Second Extension Option is exercised, then the Rent per annum for such Second Extension Period (the “Second Option Rent”) shall be the Fair Market Rental Value for the Premises as of the commencement of the Second Extension Option for such Second Extension Period.

(b) The Second Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 51.2(b).

(i) If Tenant wishes to exercise the Second Extension Option, Tenant shall deliver written notice (the “Second Interest Notice”) to Landlord no less than twelve (12) months before the expiration of the First Extension Period.

(ii) After receipt of Tenant’s Second Interest Notice, Landlord shall deliver notice (the “Second Option Rent Notice”) to Tenant no less than ten (10) months before the expiration of the First Extension Period, stating the Second Option Rent, based on Landlord’s determination of the Fair Market Rental Value of the Premises as of the commencement of the Second Extension Period.

(iii) If Tenant wishes to exercise the Second Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the First Extension Period, exercise the Extension Option by delivering written notice (the “Second Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Second Extension Option, the Lease Term shall be extended for the Second Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the rent for the Second Extension Period shall be as provided in subsection 51.2(a), Tenant shall be entitled to a refurbishment allowance in the amount of $15.00 for each rentable square foot of area in the Premises, which shall be disbursed in the same manner as the Tenant Improvement Allowance, and Tenant shall have no further options to extend the Lease Term.

(iv) If Tenant wishes to contest the Second Option Rent stated in the Second Option Rent Notice, Tenant must provide, with the Second Exercise Notice, written notice to Landlord that Tenant objects to the stated Second Option Rent. If Tenant provides such written objection, the parties shall follow the procedure described in Section 51.4, and the Second Option Rent shall be determined as set forth in that section.

(v) If Tenant fails to deliver a timely Second Interest Notice or Second Exercise Notice, Tenant shall be considered to have elected not to exercise the Second Extension Option.

(c) It is understood and agreed that the Second Extension Option hereby granted is personal to Tenant and is not transferable, except to an assignee of Tenant’s entire interest in the Lease consented to by Landlord pursuant to Article 18 or as to which Landlord’s consent is not required pursuant to Article 18.

(d) Tenant’s exercise of the Second Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the Second Interest Notice or the Second Exercise Notice or at the commencement of the Second Extension Period. If Tenant so requests in connection with its exercise of this option, Landlord will confirm whether or not there exists an uncured Event of Default at the times provided in this subparagraph.

(e) The Second Extension Option shall terminate and shall thereafter be null and void in the event Tenant does not exercise the First Extension Option or for any reason Tenant’s exercise of the First Extension Option is ineffective.

51.3 Fair Market Rent. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rent is to apply.

(a) “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for an extension of a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rent shall be determined by Landlord considering the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area. In any determination of Fair Market Rental Value, the Base Year for each Extension Period shall be the calendar year in which the first day of the applicable Extension Period falls.

(b) In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:

(i) Rental abatement concessions, if any, being granted to tenants in connection with the comparable space;

(ii) The $15.00 per square foot of rentable area refurbishment allowance to be provided under this Lease;

(iii) Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.

(c) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance in excess of $15.00 per square foot of rentable area, Landlord may, at Landlord’s sole option, elect to do the following:

(i) Grant some or all of the value of that Tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii) Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of that tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of that tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

51.4 Resolving Disagreement Over Fair Market Rental Value. If Tenant timely and effectively objects to Landlord’s determination of Fair Market Rental Value under subsections 51.1(b)(iv) or 51.2(b)(iv), the disagreement shall be resolved under this section 51.4.

(a) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the tenth (10th) day after Tenant’s objection to the Fair Market Rental Value (the “Outside Agreement Date”).

(b) Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) days after the Outside Agreement Date.

(i) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five-day (5-day) period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the five-day (5-day) period by the other party.

(c) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.3.

(ii) Qualifications of Arbitrator(s). The arbitrators must be lawyers licensed to practice law in the State of California who have been active in the leasing of commercial properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s), but who have not represented either Tenant or Landlord during that five (5) year period.

(iii) Parties’ Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

(iv) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

(v) Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

(vii) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.4(c).

(ix) Cost of Arbitration. The cost of the arbitration shall be paid by the losing party.

ARTICLE 52.

TELECOMMUNICATIONS LINES AND EQUIPMENT

52.1 Location of Tenant’s Equipment and Landlord Consent:

52.1.1 Tenant may install, maintain, replace, remove and use communications or computer wires, cables and related devices (collectively, the “Lines”) in the Premises.

52.1.2 Landlord’s approval of, or requirements concerning, the Lines or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy or appropriateness thereof, and Landlord hereby disclaims any responsibility or liability for the same.

52.1.3 If Landlord consents to Tenant’s proposal, Tenant shall pay all of Tenant’s and Landlord’s third party costs in connection therewith (including without limitation all costs related to new Lines) and shall use, maintain and operate the Lines and related equipment in accordance with and subject to all laws governing the Lines and equipment and at Tenant’s sole risk and expense. Tenant shall comply with all of the requirements of this Lease concerning alterations in connection with installing the Lines. As soon as the work is completed, Tenant shall submit as-built drawings to Landlord.

52.1.4 Landlord reserves the right to require that Tenant repair so as to correct any violation or remove, if not reasonably repairable, any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or present a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within five (5) business days after written notice.

52.2 Reallocation of Line Space. Landlord may (but shall not have the obligation to) at Landlord’s sole cost and expense, which shall not be included in Operating Expenses, (a) install and relocate Lines at the Building; and (b) monitor and control the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party; provided that such reallocation shall not result in Tenant having less than Tenant’s Building Percentage of the available riser space. In any such installation, relocation, monitoring, control or reallocation, Landlord shall make reasonable efforts to minimize any disruption to Tenant’s business operation in the Premises.

52.3 Line Problems: Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s contractors, agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, or replacement, use or removal of Lines by or for other tenants or occupants in the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirement of the Lines or any associated equipment, or any other problems associated with any Lines by any other cause; (b) any failure of any Lines to satisfy Tenant’s requirements; or (c) any eavesdropping or wiretapping by unauthorized parties. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

52.4 Electromagnetic Fields: If Tenant at any time uses any equipment that may create an electromagnetic field and/or radio frequency exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, Landlord reserves the right to require Tenant to appropriately insulate that equipment and the Lines therefor (including without limitation riser cables), and take such other remedial action at Tenant’s sole cost and expense as Landlord may require in its reasonable discretion to prevent such excessive electromagnetic fields, radio frequency or radiation.

52.5 Removal of Electrical and Telecommunications Wires.

52.5.1 Within 30 days after the expiration or sooner termination of the Lease, Landlord may elect by written notice to Tenant to:

(a) Retain any or all Lines abandoned by Tenant in the risers of the Building;

(b) Remove any or all such Lines at Landlord’s sole expense.

ARTICLE 53.

TENANT’S RIGHT OF FIRST OFFER

53.1 As used herein, “Offer Space” means space on the second floor of the Building. Landlord may from time to time give Tenant a written notice (the “Availability Notice”) identifying the particular Offer Space (the “Specific Offer Space”) that is Available (as defined below). As used herein, “Available” means that the space (i) is not part of the Premises, (ii) is not then subject to a lease, and (iii) is not then subject to any rights of tenant to renew their lease or expand their premises as set forth in their lease. For purposes of this Article 53, space that is unleased as of the Commencement Date shall be considered to become Available only after the first anniversary of the Commencement Date. Until that date, Landlord shall have the right to lease such space without triggering Tenant’s right of first offer.

53.2 Tenant may inform Landlord (the “Request Notice”) not more than once in any twelve (12) month period. Landlord shall, within ten (10) business days of receiving the properly given Request Notice, deliver to Tenant an Availability Notice identifying Specific Offer Space that is Available.

53.3 The location and configuration of the Specific Offer Space shall be determined by Landlord in its reasonable discretion; provided that Landlord shall have no obligations to designate Specific Offer Space that would result in any space not included in the Specific Offer Space being not Configured For Leasing (as defined below). For purposes of this Lease, “Configured For Leasing” means the applicable space must contain at least 3,300 rentable square feet, must have convenient access to the central corridor on the applicable floor, must have a configuration that complies with all applicable building codes and other laws and is such that Landlord judges, in its reasonable discretion, that Landlord will be able to lease such space to a third party. The Availability Notice shall:

(a) Describe the particular Specific Offer Space (including rentable area, usable area and location);

(b) Include an attached floor plan identifying such space;

(c) State the date (the “Specific Offer Space Delivery Date”) the space will be available for delivery to Tenant; and

(d) Specify the Base Rent and Base Year for the Specific Offer Space.

(e) Specify the increase in the termination fees under Section 2.4 that will apply to reflect the addition of the Specific Offer Space to the Premises.

(f) Specify the increase in the Security Deposit that will be required.

53.4 If Tenant wishes to exercise Tenant’s rights set forth in this Article 53 with respect to the Specific Offer Space, then within ten (10) business days of delivery of the Availability Notice to Tenant, Tenant shall deliver irrevocable notice to Landlord (the “First Offer Exercise Notice”) offering to lease the Specific Offer Space on the terms and conditions as may be specified by Landlord in the Availability Notice.

53.5 In the event Tenant fails to give a First Offer Exercise Notice in response to any Availability Notice, Tenant shall have no further rights to receive an Availability Notice and Tenant’s rights under this Article 53 shall terminate and Landlord shall be free to lease the Offer Space to anyone on any terms at any time during the Term, without any obligation to provide Tenant with any further right to lease that space.

53.6 If Tenant timely and validly gives the First Offer Exercise Notice, then beginning on the Specific Offer Space Delivery Date and continuing for the balance of the Term (including any extensions):

(a) The Specific Offer Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the Premises immediately before the Specific Offer Space Delivery Date plus the Specific Offer Space);

(b) Tenant’s Building Percentage shall be adjusted to reflect the increased rentable area of the Premises.

(c) Base Rent for the Specific Offer Space shall be as specified in the Availability Notice.

(d) If the Base Year specified in the Availability Notice is other than the Base Year applicable to the balance of the Premises, then Tenant’s Share with respect to the Specific Offer Space shall be appropriately adjusted to reflect that different Base Year.

(e) The termination fee in Section 2.4 and the Security Deposit shall be increased by the amounts specified in the Availability Notice.

(f) Tenant’s lease of the Specific Offer Space shall be on the same terms and conditions as affect the original Premises from time to time, except as otherwise provided in this section. Tenant’s obligation to pay Rent with respect to the Specific Offer Space shall begin on the Offer Space Delivery Date. The Offer Space shall be leased to Tenant in its “as-is” condition and Landlord shall not be required to construct improvements in, or contribute any tenant improvement allowance for, the Offer Space. Tenant’s construction of any improvements in the Specific Offer Space shall comply with the terms of this Lease concerning alterations.

(g) If requested by Landlord, Landlord and Tenant shall confirm in writing the addition of the Specific Offer Space to the Premises on the terms and conditions set forth in this section, but Tenant’s failure to execute or deliver such written confirmation shall not affect the enforceability of the First Offer Exercise Notice.

53.7 Tenant’s rights and Landlord’s obligations under this Article 53 are expressly subject to and conditioned upon there not existing an Event of Default by Tenant under this Lease, either at the time of delivery of the First Offer Exercise Notice or at the time the Specific Offer Space is to be added to the Premises.

53.8 It is understood and agreed that Tenant’s rights under this Article 53 are personal to Tenant and not transferable, except to an Affiliate in connection with an assignment of Tenant’s entire interest in this Lease. In the event of any other assignment or subletting of the Premises or any part thereof, this expansion right shall automatically terminate and shall thereafter be null and void.

ARTICLE 54.

GUARANTY

54.1 The obligations of Tenant under this Lease shall be guarantied by Sypris Solutions, Inc., a Delaware corporation, pursuant to a Guaranty in the form of the Guaranty attached hereto as Exhibit “E,” which shall be executed and delivered to Landlord concurrently with Tenant’s execution and delivery of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant, acting herein through duly authorized individuals, have caused these presents to be executed as of the date first above written.

TENANT:

SYPRIS DATA SYSTEMS, INC., a Delaware corporation

By:	/s/ G. Darrell Robertson

G. Darrell Robertson

[Printed Name and Title]

LANDLORD: VIA VERDE VENTURE, LLC, a Delaware limited liability company

By:	Marc D. Selznick

Vice President

[Printed Name and Title]

Schedules (or similar attachments) to this exhibit have not been filed because such schedules do not contain information which is material to an investment decision and which is not otherwise disclosed in the agreement or the Company’s disclosure documents. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.